EXHIBIT 99.2

ITEM 7.     MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes included in Item 8 of this Annual Report.
Executive Summary
Financial Highlights and Trends
In 2012, we generated net sales of $7.249 billion, as compared to $7.622 billion in 2011, a decrease of $373 million, or five percent. Our net sales were unfavorably impacted by $123 million from foreign currency fluctuations in 2012 as compared to 2011 and sales related to our divested Neurovascular business declined $19 million in 2012. Refer to Note C - Divestitures and Assets Held for Sale included in Item 8 of this Annual Report for additional information on the Neurovascular divestiture. Excluding the impact of foreign currency and sales from divested businesses, our net sales decreased $232 million, or three percent, as compared to the prior year. This decrease was due primarily to constant currency declines in net sales from our Interventional Cardiology business of $266 million and Cardiac Rhythm Management (CRM) business of $145 million. These decreases were partially offset by constant currency increases in net sales from our Endoscopy business of $84 million, from our Peripheral Interventions business of $56 million, and net sales from our Neuromodulation business of $32 million, as compared to the same period in the prior year.1 Refer to the Business and Market Overview section for further discussion of our sales results.
Our reported net loss in 2012 was $4.068 billion, or $2.89 per share. Our reported results for 2012 included goodwill and intangible asset impairment charges; acquisition- and divestiture-related net credits, restructuring- and litigation-related charges; discrete tax items and amortization expense (after-tax) of $5.001 billion, or $3.55 per share. Excluding these items, net income for 2012 was $933 million, or $0.66 per share1.
Our reported net income in 2011 was $441 million, or $0.29 per share. Our reported results for 2011 included goodwill and intangible asset impairment charges; acquisition-, divestiture-, restructuring- and litigation-related charges and credits; discrete tax items; and amortization expense (after-tax) of $577 million, or $0.38 per share. Excluding these items, net income for 2011 was $1.018 billion, or $0.67 per share1. The following is a reconciliation of our results of operations prepared in accordance with U.S. GAAP to those adjusted results considered by management. Refer to Results of Operations for a discussion of each reconciling item:

	Year Ended December 31, 2012
		Tax		Impact per
in millions, except per share data	Pre-Tax	Impact	After-Tax	share
GAAP results	$(4,107)	$39	$(4,068)	$(2.89)
Non-GAAP adjustments:
Goodwill and other intangible asset impairment charges	4,492	(46)	4,446	3.15
Acquisition- and divestiture-related net credits	(50)	14	(36)	(0.02)
Restructuring-related charges	160	(38)	122	0.09
Litigation-related charges	192	(74)	118	0.08
Discrete tax items		2	2	—
Amortization expense	395	(46)	349	0.25
Adjusted results	$1,082	$(149)	$933	$0.66
1 Sales growth rates that exclude the impact of changes in foreign currency exchange rates and net income and net income per share excluding certain items required by GAAP are not prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP). Refer to Additional Information in this Item 7 for a discussion of management’s use of these non-GAAP financial measures.

	Year Ended December 31, 2011
		Tax		Impact per
in millions, except per share data	Pre-Tax	Impact	After-Tax	share
GAAP results	$642	$(201)	$441	$0.29
Non-GAAP adjustments:
Goodwill and other intangible asset impairment charges	718	(5)	713	0.47
Acquisition- and divestiture-related net credits	(798)	229	(569)	(0.37)
Restructuring-related charges	129	(39)	90	0.06
Litigation-related charges	48	(18)	30	0.02
Discrete tax items		(27)	(27)	(0.02)
Amortization expense	421	(81)	340	0.22
Adjusted results	$1,160	$(142)	$1,018	$0.67
1 Sales growth rates that exclude the impact of changes in foreign currency exchange rates and net income and net income per share excluding certain items required by GAAP are not prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP). Refer to Additional Information in this Item 7 for a discussion of management’s use of these non-GAAP financial measures.
Cash generated by operating activities was $1.260 billion in 2012, as compared to $1.008 billion in 2011. Our operating cash flows in 2011 included approximately $300 million of one-time litigation-related payments. Our cash generated from operations continues to be a significant source of funds for investing in our growth and returning value to shareholders by buying back shares of our common stock, pursuant to our share repurchase authorizations discussed in Note L - Stockholders' Equity to our 2012 consolidated financial statements contained in Item 8 of this Annual Report. During 2012, we used approximately $600 million of cash generated from operations to repurchase approximately 105 million shares of our common stock, as compared to 2011 in which approximately $492 million of cash generated from operations was used to repurchase approximately 82 million shares of our common stock. As of December 31, 2012, we had total debt of $4.256 billion, cash and cash equivalents of $207 million and working capital of $1.250 billion. In February 2012, Moody's Investors Service upgraded our corporate credit rating to Baa3, an investment-grade rating, with a stable outlook. We now hold investment-grade ratings with all three major credit-rating agencies. We believe our investment grade credit profile reflects the size and diversity of our product portfolio, our leading share position in several of our served markets, our strong cash flow, our solid financial fundamentals and our financial strategy.

Business and Market Overview
Endoscopy
Our Endoscopy division develops and manufactures devices to treat a variety of medical conditions including diseases of the digestive and pulmonary systems. Our worldwide net sales of these products were $1.252 billion in 2012, as compared to $1.187 billion in the 2011, an increase of $65 million, or five percent. U.S. net sales of our Endoscopy products were $605 million in 2012, as compared to $562 million in the prior year. Our international net sales were $647 million in 2012, as compared to $625 million in 2011, and included a $19 million negative impact from changes in foreign currency exchange rates. Excluding the impact of changes in foreign currency exchange rates, our worldwide Endoscopy net sales increased $84 million, or seven percent, in 2012, as compared to 2011. This performance was primarily the result of growth across several of our key product franchises, including our biopsy business; our biliary device franchise driven by continued growth in our Expect™ Endoscopic Ultrasound Aspiration Needle; our metal stent franchise driven by our industry-leading WallFlex® product family, which now includes our WallFlex® Biliary Transhepatic stent system for treatment of biliary strictures, launched in the first quarter of 2012; and our hemostasis franchise on the continued adoption and utilization of our Resolution Clip for gastrointestinal bleeding.
In October 2010, we completed our acquisition of Asthmatx, Inc. Through Asthmatx, we design, manufacture and market a less-invasive, catheter-based bronchial thermoplasty procedure for the treatment of severe persistent asthma. The Alair® Bronchial Thermoplasty System, developed by Asthmatx, has both Conformite Europeenne (CE) Mark and U.S. Food and Drug Administration (FDA) approval and is the first device-based asthma treatment approved by the FDA. In the third quarter of 2012, the American Medical Association (AMA) Current Procedural Terminology (CPT) editorial panel assigned category I CPT codes specifically for bronchial thermoplasty beginning January 1, 2013. The Category I CPT procedure codes are recognized by all public and private health insurance payers in the United States, which will allow physicians and hospitals to seek reimbursement for bronchial thermoplasty procedures. We believe these codes will provide greater access to treatment for patients with poorly controlled severe asthma, help facilitate claims processing and help private payers' approve coverage for this form of treatment. We continue to focus on driving commercialization and increased awareness of the Alair® System. We expect this technology to strengthen our existing offering of pulmonary devices and contribute to future sales growth and diversification of the Endoscopy business. During 2012, we saw growth in our Alair® System product line with worldwide net sales of $11 million in 2012 as compared to approximately $4 million in 2011.
Peripheral Interventions (PI)
Our PI product offerings include stents, balloon catheters, wires, peripheral embolization devices and other devices used to diagnose and treat peripheral vascular disease. Our worldwide net sales of these products were $774 million in 2012, as compared to $731 million in 2011, an increase of $43 million, or six percent. Our U.S. net sales of these products were $340 million in 2012, as compared to $310 million in 2011. Our international net sales were $434 million in 2012, as compared to $421 million in 2011, and included a $13 million negative impact from changes in foreign currency exchange rates. Excluding the impact of changes in foreign currency exchange rates, our worldwide PI net sales increased $56 million, or eight percent, in 2012 as compared to 2011. The year-over-year increase in worldwide PI net sales was primarily driven by growth in our core PI franchise as the result of new product launches in stents, balloons and chronic total occlusions (CTO) devices, which we expect to continue to drive our future growth. We also recently announced the acquisition of Vessix Vascular, Inc., a developer of catheter-based renal denervation systems for the treatment of uncontrolled hypertension. Through the acquisition of Vessix we added a second generation, highly differentiated technology to our hypertension strategy, and we believe this technology will accelerate our entry into the hypertension market. We expect to launch this technology commercially in Europe and certain other international markets in 2013. We believe that offering these devices will enhance our position in assisting physicians in addressing the challenges of treating complex peripheral lesions.
Neuromodulation
Our Neuromodulation business offers the Precision® Spinal Cord Stimulation (SCS) system, used for the management of chronic pain. Our worldwide net sales of Neuromodulation products were $367 million in 2012, as compared to $336 million in 2011, an increase of $31 million, or nine percent. Our U.S. net sales of Neuromodulation products were $342 million in 2012, as compared to $317 million in the prior year, and our international net sales of these products were $25 million in 2012 and $19 million in 2011. Excluding the negative impact of changes in foreign currency exchange rates of $1 million, our Neuromodulation worldwide net sales in 2012 grew nine percent as compared to the prior year. The increase was primarily driven by U.S. net sales as a result of strong sales of our Infinion™ 16 Percutaneous Lead, which received FDA approval in the fourth quarter of 2011, and continued focus on commercial execution. During the third quarter of 2012, we received CE Mark approval for use of our Vercise™ Deep Brain Stimulation (DBS) System for the treatment of Parkinson's disease in Europe and we expect to begin our U.S. pivotal study for the treatment of Parkinson's disease in 2013. We believe we have an exciting opportunity in DBS with our ability to customize the field designed to precisely stimulate the target without extraneous stimulation of adjacent areas that may cause unwanted side effects.
In addition, during the fourth quarter of 2012 we received CE Mark approval for the Precision Spectra™ Spinal Cord Stimulator (SCS) System. The Precision Spectra System is the world's first and only SCS system with 32 contacts and 32 dedicated power sources and is designed to provide improved pain relief to a wide range of patients who suffer from chronic pain.
Urology/Women’s Health
Our Urology/Women’s Health division develops and manufactures devices to treat various urological and gynecological disorders. Our worldwide net sales of these products were $500 million in 2012, as compared to $498 million in 2011, an increase of approximately $2 million, or less than one percent. Our U.S. net sales were $355 million in 2012, as compared to $362 million in 2011. Our international net sales were $145 million in 2012, as compared to $136 million for the prior year, and included a $3 million negative impact from changes in foreign currency exchange rates. Excluding the impact of changes in foreign currency exchange rates, our worldwide Urology/Women's Health net sales increased $5 million, or one percent, in 2012, as compared to 2011.
Our Urology business grew approximately five percent on strong sales execution and continued commercial expansion. However, our Women's Health business declined 11 percent primarily due to continued pressures on elective procedures and lower sales levels following the FDA release of a Public Health Notice update in July 2011 regarding complications related to the use of urogynecologic surgical mesh for pelvic organ prolapse.
Despite the recent performance of the Urology/Women's Health division, due primarily to the market contraction as a result of the 2011 FDA release of a Public Health Notice update, we believe that our Urology/Women's Health business has the opportunity for growth as a result of our pipeline of upcoming product launches and our plans to continue expanding the global footprint of this business.

Electrophysiology
Our Electrophysiology business develops less-invasive medical technologies used in the diagnosis and treatment of rate and rhythm disorders of the heart. Our leading products include the Blazer™ line of ablation catheters, designed to deliver enhanced performance, responsiveness and durability. Our Blazer™ line includes our next generation Blazer™ Prime ablation catheter, and our Blazer™ Open-Irrigated Catheter, launched in select European countries. Worldwide net sales of our Electrophysiology products were $147 million in 2012 and 2011. Our U.S. net sales of these products were $108 million in 2012, as compared to $107 million in 2011. Our international net sales of these products were $39 million in 2012 and $40 million in 2011 and included a negative impact from changes in foreign currency exchange rates of $2 million. Excluding the impact of changes in foreign currency exchange rates, our worldwide Electrophysiology net sales, increased $2 million, or one percent, in 2012, as compared to 2011.
Additionally, on October 9, 2012, we acquired Rhythmia Medical, Inc., a developer of next-generation mapping and navigation solutions for use in cardiac catheter ablations and other electrophysiology procedures, including atrial fibrillation and atrial flutter. We believe that this acquisition, as well as our other expected product launches, will help to position us to competitively participate in the fast-growing Electrophysiology market. In January 2013, the first patient was enrolled in the ZERO AF clinical trial to evaluate the safety and effectiveness of the Blazer® Open-Irrigated Temperature Ablation Catheter in patients with symptomatic, drug refractory paroxysmal atrial fibrillation. The results of the ZERO AF trial are expected to be used to support a FDA regulatory submission for a paroxysmal atrial fibrillation indication. The Blazer Open-Irrigated Catheter is our first entry into the open-irrigated catheter segment and is approved for use in CE Mark countries and Canada.  The Blazer Open-Irrigated Catheter offers the Total Tip Cooling™ design, engineered to consistently cool the entire tip of the electrode during radiofrequency energy delivery to treat many heart rhythm disorders including paroxysmal atrial fibrillation.
Cardiac Rhythm Management
Our CRM division develops, manufactures and markets a variety of implantable devices including implantable cardioverter defibrillator (ICD) systems and pacemaker systems that monitor the heart and deliver electricity to treat cardiac abnormalities. Worldwide net sales of our CRM products of $1.908 billion represented approximately 26 percent of our consolidated net sales for 2012. Our worldwide CRM net sales decreased $179 million, or nine percent, in 2012, as compared to the prior year. Our U.S. CRM net sales decreased $114 million, or nine percent, in 2012 as compared to 2011. Our international CRM net sales decreased $65 million, or seven percent, in 2012, as compared to 2011, and included a $34 million negative impact from changes in foreign currency exchange rates. Excluding the impact of changes in foreign currency exchange rates our 2012 worldwide CRM net sales decreased $145 million, or seven percent, as compared to 2011.
The following are the components of our worldwide CRM net sales:

	Year Ended			Year Ended
(in millions)	December 31, 2012			December 31, 2011
	U.S.	International	Total	U.S.	International	Total
ICD systems	$858	$521	$1,379	$949	$569	$1,518
Pacemaker systems	256	273	529	279	290	569
CRM products	$1,114	$794	$1,908	$1,228	$859	$2,087
The reduction in our CRM net sales during 2012 as compared to 2011, is primarily due to the impact of average selling price pressures driven by governmental, competitive and other pricing pressures, and lower procedural volumes as a result of continued contraction in the U.S. ICD market due to a variety of factors, including physician reaction to study results published by the Journal of the American Medical Association in prior years regarding evidence-based guidelines for ICD implants, U.S. Department of Justice (DOJ) investigations into hospitals’ ICD implant practices and the expansion of Medicare recovery audits, as well as on-going physician alignment to hospitals. In addition, our sales levels related to replacement procedures were lower than the prior year due to historical product recalls and subsequent reductions in our denovo (first time) ICD implants following these recalls. However, we believe that our U.S. denovo ICD share increased throughout 2012 as a result of our INCEPTA™ and ENERGEN™ line of defibrillators launched in the fourth quarter of 2011, and our highly-reliable RELIANCE lead platform.
In the first half of 2012, we launched our INGENIO™ family of pacemaker systems in the U.S. and EMEA, and in July 2012, we received CE Mark approval for use of our INGENIO™ and ADVANTIO™ pacemakers in patients in need of a magnetic resonance imaging (MRI) scan, which we believe represents a significant advancement to our family of pacemaker devices. In the second quarter of 2012, we received FDA approval for our INVIVE™ cardiac resynchronization therapy pacemakers (CRT-Ps). During the second quarter of 2012, we completed the acquisition of Cameron Health, Inc. (Cameron). Cameron developed the world's first and only commercially available subcutaneous implantable cardioverter defibrillator - the S-ICD® System, which we believe is a differentiated technology that will provide us the opportunity to both increase our market share in the existing ICD market and expand that market over time. The S-ICD® system has received CE Mark approval and is available in EMEA. In September 2012 we received FDA approval for the S-ICD® system and commenced a limited commercial launch in the United States. We believe these recent product developments will help to better position us within the CRM market.
Net sales from our CRM products represent a significant source of our overall net sales. Therefore, increases or decreases in our CRM net sales could have a significant impact on our results of our consolidated operations. Variables that may impact the size of the CRM market and/or our share of that market include, but are not limited to:

•
the on-going impact of physician alignment to hospitals, government investigations and audits of hospitals, and other market and economic conditions on the overall number of procedures performed and average selling prices;

•	our ability to retain and attract key members of our CRM sales force and other key CRM personnel;

•	the ability of CRM manufacturers to maintain the trust and confidence of the implanting physician community, the referring physician community and prospective patients in CRM technologies;

•	future product field actions or new physician advisories issued by us or our competitors;

•
our ability to timely and successfully acquire or develop and launch new or next-generation competitive products and technologies worldwide, in line with our commercialization strategies, including the S-ICD® system;

•	new product launches by our competitors;

•	variations in clinical results, reliability or product performance of our and our competitors’ products; and

•	delayed or limited regulatory approvals and unfavorable reimbursement policies.
During the third quarter of 2012, we recorded a goodwill impairment charge, primarily driven by the reduction in the estimated size of the U.S. CRM market and related adjustments to our business, and other competitive factors, which led to lower projected U.S. CRM results compared to prior forecasts. Additionally, during the second quarter of 2012, we recorded a goodwill impairment charge related to our EMEA business. The EMEA goodwill impairment charge was primarily driven by our revised projections for revenue growth in EMEA which were slightly lower than our previous estimates; which was primarily due to macro-economic factors and our performance in the European market. Refer to Results of Operations for further details.
Interventional Cardiology (Coronary Stent Systems)
We offer innovative products in the coronary stent market to treat coronary artery disease. We market our internally-developed and self-manufactured PROMUS® Element™ everolimus-eluting stent platform in all major markets worldwide, as well as our TAXUS® paclitaxel-eluting stent line, including our third-generation TAXUS® Element™ stent system. Beginning in the first quarter of 2013, we also received CE Mark approval and launched our next-generation Promus PREMIER™ Everolimus-Eluting Platinum Chromium Coronary Stent System in Europe and other select geographies. We are the only company in the industry to offer a two-drug platform strategy with our paclitaxel-eluting and everolimus-eluting stent system offerings, and we offer a broad range of stent sizes. During the fourth quarter of 2012, we received CE Mark approval for the SYNERGY™ Everolimus-Eluting Platinum Chromium Coronary Stent System featuring an ultra-thin abluminal (outer) bioabsorbable polymer coating. The SYNERGY Stent is unique in that its proprietary polymer and everolimus drug coating dissipate by three months. This innovation has the potential to improve post-implant vessel healing and will eliminate long-term polymer exposure, a possible cause of late adverse events. During the fourth quarter of 2012 we also enrolled the first patient in the EVOLVE II clinical trial, which is designed to further assess the safety and effectiveness of the SYNERGY Stent System and support U.S. FDA and Japanese regulatory approvals for this technology.
Worldwide net sales of our coronary stent systems, with the inclusion of bare-metal stent systems, was $1.363 billion or approximately 19 percent of our consolidated net sales in 2012. Our worldwide net sales of these products decreased $257 million, or 16 percent, in 2012, as compared to 2011. Excluding the impact of changes in foreign currency exchange rates, which had a $33 million negative impact on our coronary stent system net sales in 2012, as compared to the prior year, net sales of these products decreased $224 million, or 14 percent. Our U.S. net sales of drug-eluting stent systems decreased $193 million, or 26 percent, in 2012, as compared to 2011. This decrease was primarily related to lower market share due to competitive launches in 2012, continued average selling price declines in the U.S. drug-eluting stent (DES) market as a result of continued competitive pressures and declines in procedural volumes. Our international drug-eluting stent system net sales decreased $39 million, or five percent, in 2012, as compared to the previous year. Excluding the impact of changes in foreign currency exchange rates, our international drug-eluting stent system net sales decreased $11 million, or two percent due to continued lower market share related to competitive launches. During 2012, we substantially completed the conversion of our U.S. and international drug-eluting stent system sales to our self-manufactured PROMUS® Element™ and TAXUS® stent systems, which has positively impacted our gross profit margins.
The following are the components of our worldwide coronary stent system sales:

	Year Ended			Year Ended
(in millions)	December 31, 2012			December 31, 2011
	U.S.	International	Total	U.S.	International	Total
Drug-eluting	$557	$720	$1,277	$750	$759	$1,509
Bare-metal	24	62	86	32	79	111
	$581	$782	$1,363	$782	$838	$1,620
Historically, the worldwide coronary stent market has been dynamic and highly competitive with significant market share volatility. In addition, in the ordinary course of our business, we conduct and participate in numerous clinical trials with a variety of study designs, patient populations and trial end points. Unfavorable or inconsistent clinical data from existing or future clinical trials conducted by us, our competitors or third parties, or the market’s perception of these clinical data, may adversely impact our position in, and share of, the drug-eluting stent market and may contribute to increased volatility in the market.
We believe that we will continue to maintain a strong position within the worldwide drug-eluting stent market for a variety of reasons, including:

•	the performance benefits of our current and future technology;

•	the strength of our pipeline of drug-eluting stent products, which has shown favorable results in clinical trials to date;

•	the broad and consistent long-term results of our TAXUS® clinical trials, and the favorable results of PROMUS® Element™ and TAXUS® Element™ (ION™) stent system clinical trials to date;

•	our overall position in the interventional medical device market and our experienced interventional cardiology sales force;

•	the strength of our clinical, selling, marketing and manufacturing capabilities; and

•	our increased presence and investment in rapidly growing emerging markets, including Brazil, Russia, India and China.
However, a decline in net sales from our drug-eluting stent systems could have a significant adverse impact on our operating results. Significant variables that may impact the size of the drug-eluting stent market and our position within this market include, but are not limited to:

•	the impact of competitive pricing pressure on average selling prices of drug-eluting stent systems available in the market;

•
the impact and outcomes of on-going and future clinical results involving our or our competitors’ products, including those trials sponsored by our competitors, or perceived product performance of our or our competitors’ products;

•	new product launches by our competitors;

•	our ability to timely and successfully launch new or next-generation products and technologies, in line with our commercialization strategies;

•	physician and patient confidence in our current and next-generation technology;

•	changes in the overall number of percutaneous coronary intervention procedures performed, drug-eluting stent penetration rates and the average number of stents used per procedure;

•	delayed or limited regulatory approvals and unfavorable reimbursement policies; and

•	the outcome of intellectual property litigation.
Interventional Cardiology (Excluding Coronary Stent Systems)
In addition to coronary stent systems, our Interventional Cardiology business markets balloon catheters, rotational atherectomy systems, guide wires, guide catheters, embolic protection devices, and diagnostic catheters used in percutaneous transluminal coronary angioplasty (PTCA) procedures, as well as intravascular ultrasound (IVUS) imaging systems. Our worldwide net sales of these products were $816 million in 2012, as compared to $875 million in 2011, a decrease of $59 million, or seven percent. Our U.S. net sales were $311 million in 2012, as compared to $342 million in 2011. Our international net sales of these products were $505 million in 2012, as compared to $533 million in 2011, and included a $17 million unfavorable impact from changes in foreign currency exchange rates for 2012, as compared to the prior year. Excluding the impact of changes in foreign currency exchange rates, Interventional Cardiology (excluding coronary stent systems) worldwide net sales decreased $42 million, or five percent, as compared to the prior year primarily due to competitive launches and pricing pressures. In April 2012, we received CE Mark approval for and launched our Emerge™ PTCA Dilatation Catheter in our EMEA region and we received FDA clearance for this product in September 2012. The Emerge™ Catheter is a next-generation pre-dilatation balloon catheter designed specifically to offer exceptional deliverability for physicians to address challenging lesions in coronary arteries. In addition, in October 2012, we completed the acquisition of BridgePoint Medical, Inc., a developer of proprietary, catheter-based systems to treat coronary chronic total occlusions (CTOs). Through this acquisition we expect to augment our current portfolio of Interventional Cardiology products, which we believe will enable us to be a single-source supplier for complex percutaneous coronary intervention (PCI) procedures.
In January 2011, we completed the acquisition of Sadra Medical, Inc. Through our acquisition of Sadra, we are developing a fully repositionable and retrievable device for transcatheter aortic valve replacement (TAVR) to treat patients with severe aortic stenosis. The Lotus™ Valve System consists of a stent-mounted tissue valve prosthesis and catheter delivery system for guidance and placement of the valve. The low-profile delivery system and introducer sheath are designed to enable accurate positioning, repositioning and retrieval at any time prior to release of the aortic valve implant. We believe TAVR is one of the fastest growing medical device markets.
In April 2012, we completed enrollment in the REPRISE I clinical trial, designed to evaluate the acute safety of the Lotus™ Valve System. In October 2012, we enrolled the first patients in the REPRISE II clinical trial to evaluate the safety and performance of the Lotus™ Valve System. The results of the REPRISE II trial are expected to be used to support CE Mark and other international regulatory approvals, which we anticipate receiving in the second half of 2013.
Due to revised expectations of the required effort, time and cost involved in completing Sadra's in-process research and development projects and bringing the related products to market, we recorded an intangible asset impairment charge in the second quarter of 2012. Refer to Results of Operations for further details. We continue to believe that the technology associated with the Sadra acquisition represents a significant future opportunity for us in the structural heart market.
In March 2011, we completed the acquisition of Atritech, Inc. Atritech developed a novel device designed to close the left atrial appendage in patients with atrial fibrillation who are at risk for ischemic stroke. The WATCHMAN® Left Atrial Appendage Closure Technology is the first device proven in a randomized clinical trial to offer an alternative to anticoagulant drugs, and is approved for use in CE Mark countries. In August 2012, European regulators approved an expanded indication for the WATCHMAN® Left Atrial Appendage Closure Device.  The new indication offers patients with atrial fibrillation (AF), and a contraindication to warfarin and the newer oral anticoagulants, a new treatment option for stroke reduction. We are integrating the operations of the Atritech business and are leveraging expertise from both our Electrophysiology and Interventional Cardiology divisions in the commercialization of the WATCHMAN® device.
Emerging Markets

As part of our strategic imperatives to drive global expansion, described in Item 1 of this Annual Report, we are seeking to grow net sales and market share by expanding our global presence. In particular, we are focusing our efforts and increasing our investment in certain countries whose economies and healthcare sectors are growing rapidly, in order to maximize opportunities in those countries. We significantly increased sales in Brazil, Russia, India and China and continued investments in infrastructure in those countries, as well as others, in 2011 and throughout 2012. As a result of these efforts, during 2012, we experienced double-digit sales growth in these markets, as compared to 2011. We recently created a new Asia-Pacific regional organization under new leadership to further increase our capabilities and strengthen our position in this fast growing region.
Restructuring Initiatives
On an on-going basis, we monitor the dynamics of the economy, the healthcare industry, and the markets in which we compete; and we continue to assess opportunities for improved operational effectiveness and efficiency, and better alignment of expenses with revenues, while preserving our ability to make the investments in research and development projects, capital and our people that are essential to our long-term success. As a result of these assessments, we have undertaken various restructuring initiatives in order to enhance our growth potential and position us for long-term success. These initiatives are described below, and additional information can be found in Results of Operations and Note H – Restructuring-related Activities to our 2012 consolidated financial statements included in Item 8 of this Annual Report.

2011 Restructuring Plan
On July 26, 2011, our Board of Directors approved, and we committed to, a restructuring initiative (the 2011 Restructuring plan) designed to strengthen operational effectiveness and efficiencies, increase competitiveness and support new investments, thereby increasing shareholder value. The original estimate of the plan was a reduction of annual pre-tax operating expenses by approximately $225 million to $275 million exiting 2013, a substantial portion of which is expected to be reinvested in targeted areas necessary for future growth, including strategic growth initiatives and emerging markets. Key activities under the plan include standardizing and automating certain processes and activities; relocating select administrative and functional activities; rationalizing organizational reporting structures; leveraging preferred vendors; and other efforts to eliminate inefficiency. Among these efforts, we are expanding our ability to deliver best-in-class global shared services for certain functions and divisions at several locations in emerging markets. This action is intended to enable us to grow our global commercial presence in key geographies and take advantage of many cost-reducing and productivity-enhancing opportunities. In addition, we are undertaking efforts to streamline various corporate functions, eliminate bureaucracy, increase productivity and better align corporate resources to our key business strategies.

On January 25, 2013, our Board of Directors approved, and we committed to, an expansion of our 2011 restructuring program (the Expansion). The Expansion is intended to further strengthen our operational effectiveness and efficiencies and support new investments, which we expect to increase shareholder value. We estimate that the Expansion will reduce gross annual pre-tax operating expenses by approximately $100 million to $115 million exiting 2013; and that the total 2011 restructuring program, including the Expansion (the Total Program), will reduce gross annual pre-tax operating expenses by approximately $340 million to $375 million exiting 2013. We expect a substantial portion of the Total Program savings to be reinvested in targeted areas for future growth, including strategic growth initiatives and emerging markets. Key activities under the Expansion include further initiatives to: standardize and automate certain processes and activities; relocate select administrative and functional activities; rationalize organizational reporting structures; expand shared services; and align expenses to revenues within certain divisions and geographic regions. In addition, they include further efforts to streamline various corporate functions, eliminate bureaucracy, increase productivity and better align corporate resources to our key business strategies. Key activities under the Total Program are expected to be substantially completed by the end of 2013.
2010 Restructuring Plan
On February 6, 2010, our Board of Directors approved, and we committed to, a series of management changes and restructuring initiatives (the 2010 Restructuring plan) designed to focus our business, drive innovation, accelerate profitable revenue growth and increase both accountability and shareholder value. Key activities under the plan included the restructuring of certain of our businesses and corporate functions; the re-alignment of our international structure to reduce our administrative costs and invest in expansion opportunities including significant investments in emerging markets; and the reprioritization and diversification of our product portfolio. Activities under the 2010 Restructuring plan were initiated in the first quarter of 2010 and were completed by the end of 2012, and resulted in gross reductions in pre-tax operating expenses of approximately $250 million. A portion of these savings were reinvested into customer-facing positions and other commercial resources and infrastructure.
Plant Network Optimization
In January 2009, our Board of Directors approved, and we committed to, a Plant Network Optimization program, intended to simplify our manufacturing plant structure by transferring certain production lines among facilities and by closing certain other facilities. The program was a complement to our 2007 restructuring plan, and was intended to improve overall gross profit margins. The program has resulted in annualized run-rate reductions of manufacturing costs of approximately $65 million exiting 2012. These savings are in addition to the $35 million of annual reductions of manufacturing costs from activities under our 2007 restructuring plan. Activities under the Plant Network Optimization program were initiated in the first quarter of 2009 and were substantially completed during 2012.

Neurovascular Divestiture
In January 2011, we closed the sale of our Neurovascular business to Stryker Corporation for a purchase price of $1.5 billion in cash. We received $1.450 billion during 2011, $10 million during 2012, and will receive an additional $40 million contingent upon the transfer or separation of certain manufacturing facilities, which we expect will occur during 2013. We are providing transitional services through a transition services agreement, and are also manufacturing and supplying products to Stryker through a supply agreement. These transition services and supply arrangements are expected to end in 2013. We recorded revenue of $122 million during 2012 related to this divested business as compared to $141 million during 2011 and $344 million of sales of Neurovascular and other divested product lines in 2010. Our sales related to divested businesses will continue to decline as the various transition services and supply agreements terminate in 2013. See Results of Operations and Note C - Divestitures and Assets Held for Sale for additional information.

Healthcare Reform
The Patient Protection and Affordable Care Act and Health Care and Education Affordability Reconciliation Act were enacted into law in the U.S. in 2010. Certain provisions of the law have yet to be implemented and there are many programs and requirements for which the details have not yet been fully established or consequences not yet fully understood; therefore, it is unclear what the full impact will be from the law. The legislation imposes on medical device manufacturers a 2.3 percent excise tax on U.S. sales of Class I, II and III medical devices beginning in January 2013. We intend to record this tax within our selling, general and administrative expenses and expect that our excise tax liability for 2013 will be up to $80 million. Other provisions of this law, including Medicare provisions aimed at improving quality and decreasing costs, comparative effectiveness research, an independent payment advisory board, and pilot programs to evaluate alternative payment methodologies, could meaningfully change the way healthcare is developed and delivered, and will place a significant emphasis on clinical and economic data to demonstrate efficacy and justify the economic benefits of technology purchases. Any changes that lower reimbursement for our products or reduce medical procedure volumes could adversely affect our business and results of operations. Further, we cannot predict what healthcare programs and regulations will be ultimately implemented at the federal or state level, or the effect of any future legislation or regulation in the U.S. or internationally.

Results of Operations
Net Sales
Effective as of January 1, 2013, we reorganized our business from geographic regions to fully operationalized global business units. We have three new global reportable segments comprised of Cardiovascular, Rhythm Management, and MedSurg. We have restated the 2012, 2011 and 2010 information to conform to our new segment presentation.
We manage our global businesses on a constant currency basis, and we manage market risk from currency exchange rate changes at the corporate level. Management excludes the impact of changes in foreign currency exchange rates for purposes of reviewing revenue growth rates to facilitate an evaluation of current operating performance and comparison to past operating performance. To calculate revenue growth rates that exclude the impact of changes in foreign currency exchange rates, we convert current period and prior period net sales from local currency to U.S. dollars using standard currency exchange rates.
The following table provides our worldwide net sales by global business and the relative change on an as reported and constant currency basis. We have restated global net sales for 2011 and 2010 to exclude sales from our former Neurovascular business, which we sold to Stryker Corporation in January 2011, and present net sales from this business within divested businesses in the tables below. Net sales that exclude the impact of changes in foreign currency exchange rates and net sales from divested businesses are not financial measures prepared in accordance with U.S. GAAP and should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measure. Refer to Additional Information of this Item 7 for a further discussion of management’s use of this non-GAAP financial measure.

				2012 versus 2011		2011 versus 2010
	Year Ended December 31,			As Reported Currency Basis	Constant Currency Basis	As Reported Currency Basis	Constant Currency Basis
(in millions)	2012	2011	2010
Interventional Cardiology	$2,179	$2,495	$2,602	(13)%	(11)%	(4)%	(7)%
Peripheral Interventions	774	731	669	6%	8%	9%	5%
Cardiovascular	2,953	3,226	3,271	(8)%	(7)%	(1)%	(4)%

Cardiac Rhythm Management	1,908	2,087	2,180	(9)%	(7)%	(4)%	(7)%
Electrophysiology	147	147	147	—%	1%	—%	(2)%
Rhythm Management	2,055	2,234	2,327	(8)%	(6)%	(4)%	(6)%

Endoscopy	1,252	1,187	1,079	5%	7%	10%	6%
Urology/Women’s Health	500	498	481	—%	1%	4%	2%
Neuromodulation	367	336	304	9%	9%	11%	10%
MedSurg	2,119	2,021	1,864	5%	6%	8%	6%
Subtotal Core Businesses	7,127	7,481	7,462	(5)%	(3)%	—%	(2)%
Divested Businesses	122	141	344	N/A	N/A	N/A	N/A
Worldwide	$7,249	$7,622	$7,806	(5)%	(3)%	(2)%	(5)%

The constant currency growth rates in the table above can be recalculated from our net sales by reportable segment as presented in Note O - Segment Reporting to our 2012 consolidated financial statements contained in Item 8 of this Annual Report. Growth rates are based on actual, non-rounded amounts and may not recalculate precisely. Refer to Business and Market Overview for further discussion of our net sales.
Gross Profit
Our gross profit was $4.900 billion in 2012, $4.963 billion in 2011, and $5.207 billion in 2010. As a percentage of net sales, our gross profit increased to 67.6 percent in 2012, as compared to 65.1 percent in 2011 and 66.7 percent in 2010. The following is a reconciliation of our gross profit margins and a description of the drivers of the change from period to period:

	Year Ended December 31,
	2012	2011
Gross profit - prior year	65.1%	66.7%
PROMUS® supply true-up	(0.6)%	0.6%
Neurovascular divestiture	—%	(1.4)%
Manufacturing cost reductions	1.4%	—%
Transition-related inventory charges (credits)	0.7%	(0.7)%
All other, including other inventory charges, other period expense and net impact of foreign currency	1.3%	(0.3)%
Sales mix and pricing	(0.3)%	0.2%
Gross profit - current year	67.6%	65.1%

The increase in our gross profit margin for 2012, as compared to 2011, is primarily the result of cost reductions from our restructuring and other process improvement programs. Our gross margin was negatively impacted by declines in average selling prices related primarily to sales of our drug-eluting stent and CRM products; however, these declines were largely offset by the full conversion to our internally-developed and self-manufactured next-generation PROMUS® Element™ stent system during 2012. Our PROMUS® Element™ stent system has significantly higher gross margins than the prior generation PROMUS® stent system, which was supplied to us by Abbott Laboratories. Additionally, affecting our year over year comparison of year to date gross margin was the impact of a one-time $50 million credit to cost of products sold, related to a two-year retroactive pricing adjustment pursuant to our PROMUS® supply arrangement with Abbott and product transition-related inventory charges of $54 million recorded in 2011, discussed further below.

The primary factor contributing to the decrease in our gross profit margin during 2011, as compared to 2010, was the negative impact of lower sales of Neurovascular products and at significantly lower gross profit margins as result of the divestiture of our Neurovascular business. In addition, we recognized transition-related inventory charges of $54 million in 2011, primarily related to PROMUS® excess inventory and purchase commitments as a result of our fourth quarter 2011 launch of our internally-developed and self-manufactured next-generation PROMUS® Element™ stent system in the U.S. The decreases in 2011 were partially offset by the positive impact of a $50 million credit to cost of products sold recognized in the first quarter of 2011, related to a two-year retroactive pricing adjustment pursuant to our PROMUS® supply arrangement with Abbott for historical purchases of PROMUS® stent systems. Declines in average selling prices of our products, particularly our drug-eluting stent systems, were offset by the positive impact of product mix related to sales of our drug-eluting stent systems, as we began shifting sales to our internally-developed and manufactured stent systems with more favorable gross profit margins during 2011. In addition, our gross profit margin in 2010 was negatively impacted by the ship hold and product removal actions associated with our U.S. CRM business.
We are subject to a final retroactive pricing adjustment pursuant to our PROMUS® supply arrangement with Abbott for historical purchases of PROMUS® stent systems. We may record a one-time benefit or charge to our gross profit in the future as a result of this adjustment process.
Operating Expenses
The following table provides a summary of certain of our operating expenses:

	Year Ended December 31,
	2012		2011		2010
		% of Net		% of Net		% of Net
(in millions)	$	Sales	$	Sales	$	Sales
Selling, general and administrative expenses	2,535	35.0	2,487	32.6	2,580	33.1
Research and development expenses	886	12.2	895	11.7	939	12.0
Royalty expense	153	2.1	172	2.3	185	2.4
Selling, General and Administrative (SG&A) Expenses
In 2012, our SG&A expenses increased $48 million, or two percent, as compared to 2011, and were 240 basis points higher as a percentage of net sales. This increase was driven primarily by continued investments in acquisitions and in commercial resources and infrastructure for global expansion, particularly in emerging markets, and a non-recurring asset impairment charge as a result of a program termination. Also contributing to the year-over-year increase was a benefit recorded in 2011 as a result of a reversal of previously established allowances for doubtful accounts against long-outstanding receivables in Greece. These increases in SG&A were partially offset by declines in spending as a result of our restructuring and other cost reduction initiatives and the impact of changes in foreign currency exchange rates. Beginning in January 2013, as a result of new legislation, all medical device manufacturers will be subject to a 2.3 percent excise tax on U.S. sales of Class I, II and III medical devices. We intend to record this tax within our selling, general and administrative expenses and expect that our excise tax liability for 2013 will be up to $80 million.
In 2011, our SG&A expenses decreased $93 million, or four percent, as compared to 2010, and were 50 basis points lower as a percentage of net sales. Our SG&A expenses were lower in 2011, as compared to 2010, as a result of the sale of our Neurovascular business to Stryker in January 2011 and lower expenses due to our restructuring initiatives and cost containment discipline. In addition, our SG&A expenses for 2011 benefited from the reversal of $20 million of previously established allowances for doubtful accounts against long-outstanding receivables in Greece in 2011. These receivables had previously been fully reserved as we had determined that they had a high risk of being uncollectible due to the economic situation in Greece. During the first quarter of 2011, the Greek government converted these receivables into bonds, which we were able to monetize, reducing our allowance for doubtful accounts as a credit to SG&A expense. These decreases were partially offset by the unfavorable impact of changes in foreign currency exchange rates, as well as additional SG&A expenses related to acquisitions and global expansion initiatives.
Research and Development (R&D) Expenses
In 2012, our R&D expenses decreased $9 million, or approximately one percent, as compared to 2011, and were 50 basis points higher as a percentage of net sales. The slight decrease in overall spending in 2012 was due to continued focus on cost reduction initiatives associated with our restructuring programs and the benefits from our strategy to transform our research and development efforts to be more effective and cost efficient, partially offset by increased R&D funding for our acquisitions. We remain committed to advancing medical technologies and investing in meaningful research and development projects across our businesses in order to maintain a healthy pipeline of new products that we believe will contribute to profitable sales growth.
In 2011, our R&D expenses decreased $44 million, or approximately five percent, as compared to 2010, and were 30 basis points lower as a percentage of net sales. The decrease in 2011 was due to the elimination of spending related to our Neurovascular business and cost reductions associated with our restructuring programs.
Royalty Expense
In 2012, our royalty expense decreased $19 million, or 11 percent, as compared to 2011, and was 20 basis points lower as a percentage of net sales. The decrease relates primarily to lower sales of our royalty-bearing products within our Interventional Cardiology business.
In 2011, our royalty expense decreased $13 million, or seven percent, as compared to 2010, and was slightly lower as a percentage of net sales. The decrease relates primarily to royalty expense attributable to Neurovascular products which was eliminated with the sale of our Neurovascular business in January 2011. These royalties represented $12 million of expense in 2010.
Amortization Expense
Our amortization expense was $395 million in 2012, as compared to $421 million in 2011, a decrease of $26 million or six percent. This decrease was due primarily to certain intangible assets associated with our acquisition of Guidant Corporation in 2006 reaching the end of their useful lives during the second quarter of 2011. This non-cash charge is excluded by management for purposes of evaluating operating performance and assessing liquidity.
Amortization expense was $421 million in 2011, as compared to $513 million in 2010, a decrease of $92 million, or 18 percent. This decrease was due primarily to certain intangible assets associated with our acquisition of Guidant Corporation in 2006 reaching the end of their useful lives during the second quarter of 2011.
Goodwill Impairment Charges
Effective as of January 1, 2013, we reorganized our business from geographic regions to fully operationalized global business units. Our reorganization changed our reporting structure and changed the composition of our reporting units for goodwill impairment testing purposes. Refer to Critical Accounting Estimates for further discussion of the reorganization and the resulting global reporting units. The discussion below relates to our former regional reporting units. For our 2012 and prior impairment assessments, we identified six reporting units within the U.S., which included our CRM, Neuromodulation, Endoscopy, Urology/Women's Health, Electrophysiology, and Cardiovascular (consisting of Interventional Cardiology and Peripheral Interventions) franchises, which in aggregate made up the U.S. reportable segment. In addition, we identified four international reporting units, including EMEA, Japan, Asia Pacific and the Americas.
2012 Charges
We test our goodwill balances during the second quarter of each year for impairment, or more frequently if indicators are present or changes in circumstances suggest that impairment may exist. In the second quarter of 2012, we performed our annual goodwill impairment test for all of our reporting units and concluded that the goodwill within our EMEA reporting unit was impaired and recorded a $3.602 billion ($3.579 billion after-tax) charge in the second quarter of 2012. We finalized the second step of the EMEA goodwill impairment test during the third quarter of 2012, in accordance with ASC Topic 350, Intangibles -Goodwill and Other, and there were no adjustments to the charge upon finalization.
In the third quarter of 2012, we performed an interim goodwill impairment test and recorded a non-cash $748 million (pre- and after-tax) charge associated with our U.S. CRM reporting unit, primarily driven by the reduction in the estimated size of the U.S. CRM market, related adjustments to our business and other competitive factors, which led to lower projected U.S. CRM results compared to prior forecasts. We finalized the second step of the U.S. CRM goodwill impairment test during the fourth quarter of 2012, in accordance with ASC Topic 350, Intangibles -Goodwill and Other, and there were no adjustments to the charge upon finalization.
In our goodwill impairment tests we used the income approach, specifically the discounted cash flow (DCF) method, to derive the fair value of our EMEA and U.S. CRM reporting units, as described in our accounting policies. We updated all aspects of the DCF models associated with the EMEA and U.S. CRM businesses, including the amount and timing of future expected cash flows, terminal value growth rates and the appropriate market-participant risk-adjusted weighted average costs of capital (WACC) to apply.

EMEA
As a result of revised estimates developed during our annual strategic planning process and analysis performed in conjunction with our annual goodwill impairment test in the second quarter, we concluded that the revenue growth rates projected for the EMEA reporting unit would be slightly lower than our previous estimates primarily driven by macro-economic factors and our performance in the European market. We updated short-term operating projections based on our most recent strategic plan for EMEA prepared by management. We reduced the EMEA long-term growth rates and terminal value growth rate projections and increased the discount rate within our 15-year DCF model for EMEA by approximately 100 basis points due to increased risk associated with our projections in this market primarily as a result of the economic uncertainty in Europe. While we continue to project revenue growth in our EMEA business, our expectations for future growth and profitability were lower than our previous estimates and reflected declines in average selling prices and volume pressures due to austerity measures. The declines expected in the EMEA market did not impact our assumptions related to other reporting units.
The aggregate amount of goodwill that remains associated with our EMEA reporting unit is $556 million as of December 31, 2012. In addition, the remaining book value of our other EMEA intangible assets allocated to our EMEA reporting unit is approximately $1.563 billion as of December 31, 2012. In accordance with ASC Topic 350, we tested our EMEA amortizable intangible assets as of April 1, 2012 for impairment on an undiscounted cash flow basis, and determined that these assets were not impaired. We also tested our indefinite-lived intangible assets associated with EMEA as of April 1, 2012 and recorded an impairment charge related to the in-process research and development associated with our acquisition of Sadra Medical, Inc. See Intangible Asset Impairment Charges below for a further discussion of this impairment.
U.S. CRM
The U.S. CRM market is dynamic, highly competitive and difficult to forecast; in the third quarter of 2012, we lowered our projections for the U.S. CRM market size and our future revenue levels within this market, primarily to reflect recent changes in expectations of average selling prices and unit growth, adjustments to our business and other competitive factors. This reduction warranted an interim goodwill impairment test for our U.S. CRM reporting unit. The declines expected in the U.S. CRM market did not impact our assumptions related to other reporting units. The increased pricing pressure and lower unit volumes are primarily due to physician alignment with hospitals, efforts to reduce health care costs, focus on appropriate device usage, replacement volumes and competition, and have been more impactful to the U.S. CRM business than previously estimated. In addition, we recently aligned certain elements of our business and shifted investments to focus on areas expected to provide the highest future growth and financial return. As a result of these factors, we reduced the compound annual revenue growth rate of our 15 year DCF model for the U.S. CRM reporting unit by approximately 250 basis points. We continue to analyze business trends using all available information and our U.S. CRM goodwill remains sensitive to changes in expectations of future growth of this market and our performance.
Based on the remaining book value of our U.S. CRM reporting unit following the goodwill impairment charge recorded during the third quarter of 2012, the carrying value of our U.S. CRM reporting unit continues to exceed its fair value, due primarily to the value of amortizable intangible assets allocated to this reporting unit. The remaining book value of the amortizable intangible assets allocated to the U.S. CRM reporting unit was approximately $3.303 billion as of December 31, 2012. In accordance with ASC Topic 350, we tested the amortizable intangible assets as of September 30, 2012, in conjunction with the interim goodwill impairment test of our U.S. CRM reporting unit. We performed the impairment analysis of the amortizable intangible assets on an undiscounted cash flow basis, and concluded that these assets were not impaired. However, following the recent declines in our CRM projections, the recoverability of our CRM-related amortizable intangibles ($4.636 billion globally) are sensitive to changes in future cash flow assumptions and our CRM business performance. The $4.636 billion of CRM-related amortizable intangibles are at higher risk of potential failure of the first step of the amortizable intangible recoverability test in future reporting periods. An impairment of a material portion of our CRM-related amortizable intangibles carrying value would occur if the second step of the amortizable intangible test is required in a future reporting period.
We continue to identify three reporting units with goodwill that is at higher risk of potential failure of the first step of the goodwill impairment test in future reporting periods. These reporting units include our U.S. CRM reporting unit, which holds $216 million of remaining allocated goodwill; our U.S. Cardiovascular reporting unit, which holds $2.380 billion of allocated goodwill; and our U.S. Neuromodulation reporting unit, which holds $1.266 billion of allocated goodwill, each as of December 31, 2012. As of December 31, 2012, the level of excess fair value over carrying value for these reporting units identified as being at higher risk (with the exception of the U.S. CRM reporting unit, whose carrying value continues to exceed its fair value) was approximately seven to 11 percent. During the fourth quarter of 2012, the level of excess fair value over carrying value of our U.S. Cardiovascular reporting unit declined as a result of our performance, declines in our market share due to competitive launches, and continued average selling price declines in the U.S. drug-eluting stent (DES) market as a result of continued competitive pressures and declines in procedural volumes.

On a quarterly basis, we monitor the key drivers of fair value for these reporting units to detect events or other changes that would warrant an interim impairment test of our goodwill and intangible assets. The key variables that drive the cash flows of our reporting units and amortizable intangibles are estimated revenue growth rates and levels of profitability. Terminal value growth rate assumptions, as well as the WACC rate applied are additional key variables for reporting unit cash flows. These assumptions are subject to uncertainty, including our ability to grow revenue and improve profitability levels. Relatively small declines in the future performance and cash flows of a reporting unit or asset group or small changes in other key assumptions may result in the recognition of significant asset impairment charges. For example, keeping all other variables constant, a 80 basis point decrease in the long term revenue and terminal growth rates would require that we perform the second step of the goodwill impairment test for the U.S. Neuromodulation reporting unit. A 90 basis point decrease in the long term revenue and terminal growth rates would require that we perform the second step of the goodwill impairment test for the U.S. Cardiovascular reporting unit. An increase in the WACC applied of 70 basis points would require that we perform the second step of the goodwill impairment test for the U.S. Neuromodulation and U.S. Cardiovascular reporting units. Given that the carrying value of the U.S. CRM reporting unit continues to exceed its fair value, any negative changes in the key variables or values associated with this reporting unit would likely require that we perform the second step of the goodwill impairment test in a future reporting period. The estimates used for our future cash flows and discount rates represent management's best estimates, which we believe to be reasonable, but future declines in business performance may impair the recoverability of our goodwill and intangible asset balances.
Future events that could have a negative impact on the levels of excess fair value over carrying value of our reporting units and/or amortizable intangible assets include, but are not limited to:

•	decreases in estimated market sizes or market growth rates due to greater-than-expected declines in procedural volumes, pricing pressures, product actions, and/or competitive technology developments;

•
declines in our market share and penetration assumptions due to increased competition, an inability to develop or launch new and next-generation products and technology features in line with our commercialization strategies, and market and/or regulatory conditions that may cause significant launch delays or product recalls;

•
decreases in our profitability due to an inability to successfully implement and achieve timely and sustainable cost improvement measures consistent with our expectations, increases in our market-participant tax rate, and/or changes in tax laws;

•	negative developments in intellectual property litigation that may impact our ability to market certain products or increase our costs to sell certain products;

•
the level of success of on-going and future research and development efforts, including those related to recent acquisitions, and increases in the research and development costs necessary to obtain regulatory approvals and launch new products;

•
the level of success in managing the growth of acquired companies, achieving sustained profitability consistent with our expectations, establishing government and third-party payer reimbursement, and increases in the costs and time necessary to integrate acquired businesses into our operations successfully;

•	changes in our reporting units or in the structure of our business as a result of future reorganizations or divestitures of assets or businesses;

•	increases in our market-participant risk-adjusted WACC; and

•	declines in revenue as a result of loss of key members of our sales force and other key personnel.
Negative changes in one or more of these factors, among others, could result in additional impairment charges.
2011 Charge
Based on market information that became available to us toward the end of the first quarter of 2011, we concluded that there was a reduction in the estimated size of the U.S. ICD market, which led to lower projected U.S. CRM results compared to prior forecasts and created an indication of potential impairment of the goodwill balance attributable to our U.S. CRM business unit. Therefore, we performed an interim impairment test in accordance with U.S. GAAP and our accounting policies and recorded a non-deductible goodwill impairment charge of $697 million, on both a pre-tax and after-tax basis, associated with this business unit during the first quarter of 2011.

2010 Charge

As a result of ship hold and product removal actions associated with our U.S. ICD and CRT-D products, which we announced on March 15, 2010, and the forecasted corresponding financial impact on our operations we concluded there was an indication of potential impairment of the goodwill balance attributable to our U.S. CRM reporting unit during the first quarter of 2010. Therefore, we performed an interim impairment test in accordance with U.S. GAAP and our accounting policies and recorded a non-deductible goodwill impairment charge of $1.817 billion, on both a pre-tax and after-tax basis, associated with our U.S. CRM reporting unit.
Goodwill impairment charges do not impact our debt covenants or our cash flows, and are excluded by management for purposes of evaluating operating performance and assessing liquidity.
Intangible Asset Impairment Charges
On a quarterly basis, we monitor for events or other potential indicators of impairment that would warrant an interim impairment test of our intangible assets.
2012 Charges
During the third quarter of 2012, we performed our annual impairment test of all in-process research and development projects, and our indefinite lived core technology assets. Based on the results of our annual test, we recorded total impairment charges of $13 million to write-down the balances of certain in-process projects to their fair value. These charges were primarily due to increased expectations in the cost to bring an in-process project to market in a certain geographic region and lower future revenue expectations associated with an in-process project.

Following the recent declines in our CRM projections, the recoverability of our CRM-related amortizable intangibles ($4.636 billion globally) are sensitive to changes in future cash flow assumptions and our CRM business performance. The $4.636 billion of CRM-related amortizable intangibles are at higher risk of potential failure of the first step of the amortizable intangible recoverability test in future reporting periods. An impairment of a material portion of our CRM-related amortizable intangibles carrying value would occur if the second step of the amortizable intangible test is required in a future reporting period. See Goodwill Impairment Charges above for discussion of future events that could have a negative impact on the levels of excess fair value over carrying value of our reporting units and/or amortizable intangible assets.

During the second quarter of 2012, as a result of revised estimates developed in conjunction with our annual strategic planning process and annual goodwill impairment test, we performed an interim impairment test of our in-process research and development projects associated with our acquisition of Sadra Medical, Inc. Based on our impairment analysis, we revised our expectations of the required effort, time and cost involved in completing the in-process projects and bringing the related products to market. As a result of these changes, we recorded an impairment charge of $129 million to write-down the balance of these intangible assets to their fair value during the second quarter of 2012.
2011 Charges
During the third quarter of 2011, we recorded a $9 million intangible asset impairment charge attributable to lower projected cash flows associated with certain technologies. During the second quarter of 2011, we recorded a $12 million intangible asset impairment charge associated with changes in the timing and amount of the expected cash flows related to certain purchased research and development projects.
2010 Charges
During the first quarter of 2010, due to lower than anticipated net sales of one of our Peripheral Interventions technology offerings, as well as changes in our expectations of future market acceptance of this technology, we lowered our sales forecasts associated with a product. In addition, during the third quarter of 2010, as part of our initiatives to reprioritize and diversify our product portfolio, we discontinued one of our internal research and development programs to focus on those with a higher likelihood of success. As a result of these factors, we tested the related intangible assets for impairment and recorded a $60 million charge in the first quarter of 2010, and a $5 million charge in the third quarter of 2010 to write down the balance of these intangible assets to their fair value.
Intangible asset impairment charges are non-cash charges that are excluded by management for purposes of evaluating operating performance and assessing liquidity.

Contingent Consideration Expense
Certain of our acquisitions involve contingent consideration arrangements. Payment of additional consideration is generally contingent on the acquired company reaching certain performance milestones, including attaining specified revenue levels, achieving product development targets or obtaining regulatory approvals. In accordance with U.S. GAAP, we recognize a liability equal to the fair value of the contingent payments we expect to make as of the acquisition date. We re-measure this liability each reporting period and record changes in the fair value through a separate line item within our consolidated statements of operations. Increases or decreases in the fair value of the contingent consideration liability can result from changes in discount periods and rates, as well as changes in the timing and amount of revenue estimates or in the timing or likelihood of achieving regulatory, revenue or commercialization-based milestones.
We recorded a net benefit related to the change in fair value of our contingent consideration liabilities of $6 million in 2012 and net expenses of $7 million in 2011 and $2 million in 2010. Contingent consideration expense is excluded by management for purposes of evaluating performance. See Note B – Acquisitions to our 2012 consolidated financial statements contained in Item 8 of this Annual Report for further discussion of our contingent consideration associated with our acquisitions.
Acquisition-related Milestone
In connection with Abbott Laboratories’ 2006 acquisition of Guidant’s vascular intervention and endovascular solutions businesses, Abbott agreed to pay us a milestone payment of $250 million upon receipt of an approval from the Japanese Ministry of Health, Labor and Welfare (MHLW) to market the XIENCE V® stent system in Japan. The MHLW approved the XIENCE V® stent system in the first quarter of 2010 and we received the milestone payment from Abbott, which we recorded as a $250 million pre-tax gain. This non-recurring acquisition-related gain is excluded by management for purposes of evaluating operating performance.
Restructuring Charges and Restructuring-related Activities
2011 Restructuring Plan
On July 26, 2011, our Board of Directors approved, and we committed to, a restructuring initiative (the 2011 Restructuring plan) designed to strengthen operational effectiveness and efficiencies, increase competitiveness and support new investments, thereby increasing shareholder value. The original estimate of the plan was a reduction of annual pre-tax operating expenses by approximately $225 million to $275 million exiting 2013, a substantial portion of which is expected to be reinvested in targeted areas necessary for future growth, including strategic growth initiatives and emerging markets. Key activities under the plan include standardizing and automating certain processes and activities; relocating select administrative and functional activities; rationalizing organizational reporting structures; leveraging preferred vendors; and other efforts to eliminate inefficiency. Among these efforts, we are expanding our ability to deliver best-in-class global shared services for certain functions and divisions at several locations in emerging markets. This action is intended to enable us to grow our global commercial presence in key geographies and take advantage of many cost-reducing and productivity-enhancing opportunities. In addition, we are undertaking efforts to streamline various corporate functions, eliminate bureaucracy, increase productivity and better align corporate resources to our key business strategies.

On January 25, 2013, our Board of Directors approved, and we committed to, an expansion of the 2011 restructuring program (the Expansion). The Expansion is intended to further strengthen our operational effectiveness and efficiencies and support new investments, which we expect to increase stockholder value. We estimate that the Expansion will reduce gross annual pre-tax operating expenses by approximately $100 million to $115 million exiting 2013; and that the total 2011 Restructuring plan, including the Expansion (Total Program), will reduce gross annual pre-tax operating expenses by approximately $340 million to $375 million exiting 2013. We expect a substantial portion of the Total Program savings to be reinvested in targeted areas for future growth, including strategic growth initiatives and emerging markets. Key activities under the Expansion include further initiatives to: standardize and automate certain processes and activities; relocate select administrative and functional activities; rationalize organizational reporting structures; expand shared services; and align expenses to revenues within certain divisions and geographic regions. In addition, they include further efforts to streamline various corporate functions, eliminate bureaucracy, increase productivity and better align corporate resources to our key business strategies. Key activities under the Total Program are expected to be substantially completed by the end of 2013.

We estimate that the implementation of the Expansion will result in pre-tax charges of approximately $140 million to $160 million, of which approximately $100 million to $120 million is expected to result in future cash outlays. We estimate that the implementation of the Total Program will result in total pre-tax charges of approximately $300 million to $355 million, and that approximately $270 million to $300 million of these charges will result in future cash outlays, of which we had made payments of $128 million as of December 31, 2012. The following table provides a summary of our estimates of costs associated with the Expansion and the Total Program by major type of cost:

Type of cost	Total estimated amount expected to be incurred
	Expansion	Total Program
Restructuring charges:
Termination benefits	$55 million to $65 million	$185 million to $210 million
Other (1)	$50 million to $55 million	$70 million to $90 million
Restructuring-related expenses:
Other (2)	$35 million to $40 million	$45 million to $55 million
	$140 million to $160 million	$300 million to $355 million

(1)	Includes primarily consulting fees, fixed asset write-offs and costs associated with contractual cancellations.
(2)	Comprised of other costs directly related to the restructuring program, including program management, accelerated depreciation, retention and infrastructure-related costs.
As of December 31, 2012, we have recorded costs of $184 million since the inception of the 2011 Restructuring plan, and are recording a portion of these expenses as restructuring charges and the remaining portion through other lines within our consolidated statements of operations.
2010 Restructuring Plan
On February 6, 2010, our Board of Directors approved, and we committed to, a series of management changes and restructuring initiatives (the 2010 Restructuring plan) designed to focus our business, drive innovation, accelerate profitable revenue growth and increase both accountability and shareholder value. Key activities under the plan included the restructuring of certain of our businesses and corporate functions; the re-alignment of our international structure to reduce our administrative costs and invest in expansion opportunities including significant investments in emerging markets; and the re-prioritization and diversification of our product portfolio. Activities under the 2010 Restructuring plan were initiated in the first quarter of 2010 and were complete by the end of 2012, and resulted in gross reductions in pre-tax operating expenses of approximately $250 million. A portion of these savings were reinvested into customer-facing positions and other commercial resources and infrastructure.
The execution of the 2010 Restructuring plan resulted in total pre-tax charges of $160 million, and required cash outlays of $145 million, of which we had made payments of $144 million to date. We have recorded a portion of these expenses as restructuring charges and the remaining portion through other lines within our consolidated statements of operations.
Plant Network Optimization Program
In January 2009, our Board of Directors approved, and we committed to, a plant network optimization initiative (the Plant Network Optimization program), intended to simplify our manufacturing plant structure by transferring certain production lines among facilities and by closing certain other facilities. The program was a complement to the restructuring initiatives approved by our Board of Directors in 2007 (the 2007 Restructuring plan), and was intended to improve overall gross profit margins. The program has resulted in annualized run-rate reductions of manufacturing costs of approximately $65 million exiting 2012. These savings are in addition to the $35 million of annual reductions of manufacturing costs from activities under our 2007 Restructuring plan. Activities under the Plant Network Optimization program were initiated in the first quarter of 2009 and were substantially completed during 2012.
We expect that the execution of the Plant Network Optimization program will result in total pre-tax charges of approximately $132 million to $135 million, and that approximately $105 million to $110 million of these charges will result in cash outlays, of which we had made payments of $102 million to date. We have recorded related costs of $132 million since the inception of the plan, and recorded a portion of these expenses as restructuring charges and the remaining portion through cost of products sold within our consolidated statements of operations.

In aggregate, we recorded restructuring charges pursuant to our restructuring plans of $136 million during 2012, $89 million during 2011, and $116 million during 2010. In addition, we recorded expenses within other lines of our accompanying consolidated statements of operations related to our restructuring initiatives of $24 million during 2012, $40 million during 2011, and $53 million during 2010. Restructuring and restructuring-related costs are excluded by management for purposes of evaluating operating performance.
We made cash payments of $149 million in 2012, $114 million in 2011 and $133 million in 2010 associated with our restructuring initiatives.
See Note H - Restructuring Related Activities to our 2012 consolidated financial statements included in Item 8 of this Annual Report for additional details related to our restructuring plans.
Litigation-related Charges and Credits

During 2012 and 2011, we recorded net litigation-related charges in the amount of $192 million and $48 million, respectively. In 2010, we recorded a litigation-related credit of $104 million associated with a settlement of a dispute we had with Medinol Ltd. These charges and credits are excluded by management for purposes of evaluating operating performance. We continue to assess certain litigation and claims to determine the amounts, if any, that management believes will be paid as a result of such claims and litigation and, therefore, additional losses may be accrued and paid in the future, which could materially adversely impact our operating results, cash flows and/or our ability to comply with our debt covenants.
Gain on Divestiture
In January 2011, we closed the sale of our Neurovascular business to Stryker Corporation for a purchase price of $1.500 billion in cash. We received $1.450 billion during 2011, including an upfront payment of $1.426 billion, and $24 million which was placed into escrow and released throughout 2011 upon the completion of local closings in certain foreign jurisdictions. During 2012, we received an additional $10 million of consideration, which we recorded as a gain in our accompanying consolidated statements of operations. We will receive the remaining $40 million of consideration upon the transfer or separation of certain manufacturing facilities, which we expect will occur during 2013. Due to our continuing involvement in the operations of the Neurovascular business, the divestiture does not meet the criteria for presentation as a discontinued operation. We recorded a pre-tax gain of $778 million during 2011 associated with the transaction and a gain of $15 million during 2012. These divestiture-related gains are excluded by management for purposes of evaluating operating performance.
Interest Expense
Our interest expense decreased to $261 million in 2012, as compared to $281 million in 2011. The decrease in our interest expense was a result of lower average debt levels, due to repayment of $1.250 billion of debt during 2011, and the refinancing of our credit facility in April 2012 at lower average costs. Our average borrowing rate was 5.5 percent in 2012 and 5.4 percent in 2011. Our 2011 interest expense included $6 million associated with the write-off of debt issuance costs, and a $3 million benefit associated with interest rate derivative contracts terminated during 2011. Refer to Liquidity and Capital Resources and Note F – Borrowings and Credit Arrangements to our 2012 consolidated financial statements contained in Item 8 of this Annual Report for information regarding our debt obligations.
Our interest expense was $281 million in 2011, as compared to $393 million in 2010. The decrease in our interest expense was a result of lower average debt levels, due to repayment of $1.250 billion of debt during 2011, as well as lower average borrowing rates. Our average borrowing rate was 5.4 percent in 2011 and 6.0 percent in 2010. Our 2010 interest expense included $25 million of write-offs of debt issuance costs, discounts, and the impacts of the early termination of interest rate derivative contracts associated with loan prepayments.

Other, net
Our other, net reflected income of $22 million in 2012, income of $19 million in 2011, and expense of $14 million in 2010. The following are the components of other, net:

	Year Ended December 31,
(in millions)	2012	2011	2010
Interest income	$5	$7	$13
Foreign currency losses	(18)	(12)	(9)
Net gains (losses) on investments	37	27	(12)
Other expense, net	(2)	(3)	(6)
	$22	$19	$(14)

During 2012, we recognized gains of $39 million associated with 2012 acquisitions in which we held prior equity interests, which were partially offset by net losses of $2 million related to our investment portfolio. During 2011, we recognized gains of $38 million associated with 2011 acquisitions in which we held prior equity interests, which were partially offset by net losses of $11 million on our investment portfolio. During 2010, we recognized net losses of $12 million relating to the write-down of investments in our portfolio. The acquisition-related gains from previously held investments are excluded by management for purposes of evaluating operating performance.
Tax Rate
The following table provides a summary of our reported tax rate:

	Year Ended December 31,
	2012	2011	2010
Reported tax rate	(1.0)%	31.3%	0.2%
Impact of certain receipts/charges*	12.7%	(12.0)%	18.0%
	11.7%	19.3%	18.2%
*These receipts/charges are taxed at different rates than our effective tax rate.

The change in our reported tax rate for 2012, as compared to 2011 and 2010, relates primarily to the impact of certain receipts and charges that are taxed at different rates than our effective tax rate. In 2012, these receipts and charges include goodwill and intangible asset impairment charges, acquisition- and divestiture-related net credits, and litigation- and restructuring-related charges. Our reported tax rate was also affected by discrete tax items related primarily to the resolution of an uncertain tax position resulting from an unfavorable court ruling. In addition, the decrease in the tax rate excluding the impact of these receipts and charges in 2012 as compared to 2011 is primarily the result of shifts in the geographic mix of our business. In 2011, these receipts and charges included a gain on our divestiture of the Neurovascular business, a non-deductible goodwill impairment charge, other intangible asset impairment charges and restructuring-, litigation- and acquisition-related charges and credits. Our reported tax rate was also affected by discrete tax items, related primarily to a release of valuation allowances resulting from a change in our expected ability to realize certain deferred tax assets, changes in various state tax laws, the resolution of various uncertain tax positions resulting from closing agreements with the Internal Revenue Service (IRS), the resolution of various uncertain tax positions resulting from the expiration of the statute of limitations for assessing tax in certain jurisdictions, and the finalization of our 2010 U.S. Federal tax return. In 2010, these receipts and charges included goodwill and intangible asset impairment charges, a gain associated with the receipt of an acquisition-related milestone payment, and restructuring-related charges. In 2010, our reported tax rate was also affected by discrete tax items, related primarily to the re-measurement of an uncertain tax position resulting from a favorable court ruling issued in a similar third-party case and the resolution of an uncertain tax position resulting from a favorable taxpayer motion issued in a similar third-party case.
We have received Notices of Deficiency from the IRS reflecting proposed audit adjustments for Guidant Corporation for its 2001 through 2006 tax years and Boston Scientific Corporation for its 2006 and 2007 tax years. Subsequent to issuing these Notices, the IRS conceded a portion of its original assessment. The total incremental tax liability now asserted by the IRS for the applicable periods is $1.162 billion plus interest. The primary issue in dispute for all years is the transfer pricing in connection with the technology license agreements between domestic and foreign subsidiaries of Guidant. In addition, the IRS has proposed adjustments in connection with the financial terms of our Transaction Agreement with Abbott Laboratories pertaining to the sale of Guidant's vascular intervention business to Abbott in April 2006. We do not agree with the transfer pricing methodologies applied by the

IRS or its resulting assessment and we believe that the IRS has exceeded its authority by attempting to adjust the terms of our negotiated third-party agreement with Abbott. In addition, we believe that the IRS positions with regard to these matters are inconsistent with the applicable tax laws and the existing Treasury regulations.
We believe we have meritorious defenses for our tax filings and we have filed, or will timely file, petitions with the U.S. Tax Court contesting the Notices of Deficiency for the tax years in challenge. No payments on the net assessment would be required until the dispute is definitively resolved, which, based on experiences of other companies, could take several years. We believe that our income tax reserves associated with these matters are adequate and the final resolution will not have a material impact on our financial condition or results of operations. However, final resolution is uncertain and could have a material impact on our financial condition or results of operations.
In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012. Our current financial position and results of operations are not impacted by this Act. However, for 2013, our results of operations are expected to be favorably impacted as certain provisions, including the U.S. R&D tax credit, are retroactively reenacted for the year ending December 31, 2012. Refer to Note J - Income Taxes for our 2012 consolidated financial statements contained in Item 8 of this Annual Report for more information.

Liquidity and Capital Resources
As of December 31, 2012, we had $207 million of cash and cash equivalents on hand, comprised of $39 million invested in money market and government funds and $168 million in interest bearing and non-interest bearing bank accounts. We invest excess cash on hand in short-term financial instruments that earn market interest rates while mitigating principal risk through instrument and counterparty diversification as well as what we believe to be prudent instrument selection.  We limit our direct exposure to securities in any one industry or issuer. We also have full access to our $2.000 billion revolving credit facility and $350 million of available borrowings under our credit and security facility secured by our U.S. trade receivables, both described below.
The following provides a summary and description of our net cash inflows (outflows) for the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
(in millions)	2012	2011	2010
Cash provided by operating activities	$1,260	$1,008	$325
Cash provided by (used for) investing activities	(579)	776	(468)
Cash used for financing activities	(744)	(1,728)	(508)
Operating Activities
During 2012, we generated $1.260 billion from operating activities, as compared to $1.008 billion in 2011, an increase of $252 million. This increase was driven primarily by accounts receivable and inventory reductions, which generated approximately $103 million; the impact of litigation-related payments of approximately $300 million to the U.S. Department of Justice in 2011; and lower tax-related net cash outflows of approximately $40 million during 2012. Partially offsetting these items was the impact of lower operating profit in 2012 and a $35 million increase in restructuring-related payments as compared to 2011. Our cash provided by operating activities in 2011 also included proceeds of approximately $80 million related to the termination of our outstanding interest rate derivative contracts and the receipt of a $75 million manufacturing cost true-up payment from Abbott in accordance with our supply agreement.
During 2011 we generated $683 million more of operating cash flows than in 2010. This increase was driven primarily by lower litigation-related payments of approximately $1.3 billion. Our 2011 litigation-related payments primarily consisted of a payment of approximately $300 million to the U.S. Department of Justice in the first quarter of 2011; during 2010, we made payments of $1.725 billion to Johnson & Johnson related to a patent litigation settlement and received $104 million in connection with a litigation settlement with Medinol. Our cash provided by operating activities in 2011 also included proceeds of approximately $80 million related to the termination of our outstanding interest rate derivative contracts and the receipt of a $75 million manufacturing cost true-up payment from Abbott in accordance with our supply agreement. In 2011 we incurred net tax payments in the amount of $138 million as compared to net tax related receipts of $286 million in 2010. In addition, our 2010 cash flows include the receipt of a $250 million milestone payment from Abbott.

Investing Activities
During 2012, cash used for investing activities was $579 million. Our investing activities included capital expenditures of $226 million and payments for the acquisitions of Cameron Health Inc., Bridgepoint Medical Inc., Rhythmia Medical Inc., and Vessix Vascular Inc., totaling $366 million. We expect to incur total capital expenditures of approximately $300 million during 2013.
During 2011, cash provided by investing activities was comprised primarily of proceeds from the sale of our Neurovascular business to Stryker. We received $1.440 billion of net cash proceeds during 2011 related to the sale of this business. This cash inflow was partially offset by payments of $370 million for acquisitions consummated during 2011; and capital expenditures of $304 million.
During 2010, our investing activities were comprised primarily of capital expenditures of $272 million, as well as payments of approximately $200 million to acquire Asthmatx, Inc. and certain other strategic assets.
Financing Activities
Our cash flows from financing activities reflect issuances and repayments of debt, proceeds from stock issuances related to our equity incentive programs and repurchases of common stock pursuant to our authorized repurchase programs, discussed in Note L - Stockholders' Equity to our 2012 consolidated financial statements included in Item 8 of this Annual Report. Additionally, our financing activities included $146 million of contingent payments primarily associated with the achievement of receiving FDA approval of the S-ICD® system in September 2012.
Debt
We had total debt of $4.256 billion as of December 31, 2012 and $4.261 billion as of December 31, 2011. The debt maturity schedule for the significant components of our debt obligations as of December 31, 2012 is as follows:

(in millions)	2013	2014	2015	2016	2017	Thereafter	Total
Senior notes		$600	$1,250	$600	$250	$1,500	$4,200
		$600	$1,250	$600	$250	$1,500	$4,200

Note:	The table above does not include unamortized discounts associated with our senior notes, or amounts related to interest rate contracts used to hedge the fair value of certain of our senior notes.

In July 2011, Fitch Ratings upgraded our corporate credit rating to BBB-, an investment-grade rating; and in February 2012, Moody’s Investors Service upgraded our corporate credit rating to Baa3, an investment-grade rating. In addition, Standard & Poor's Ratings Services has maintained an investment-grade corporate credit rating for us since 2009. We believe our investment grade credit profile reflects the size and diversity of our product portfolio, our leading share position in several of our served markets, our strong cash flow, our solid financial fundamentals and our financial strategy.
Term Loan and Revolving Credit Facility
During 2011, we prepaid the remaining $1.000 billion of our term loan maturities without premium or penalty.
In the second quarter of 2012, we established a $2.000 billion revolving credit facility, maturing in April 2017, with a global syndicate of commercial bank and terminated our previous revolving credit facility. Eurodollar and multicurrency loans under the new revolving credit facility bear interest at LIBOR plus an interest margin of between 0.875 percent and 1.475 percent, based on our corporate credit ratings and consolidated leverage ratio (1.275 percent, as of December 31, 2012). In addition, we are required to pay a facility fee based on our credit ratings, consolidated leverage ratio, and the total amount of revolving credit commitments, regardless of usage, under the agreement (0.225 percent, as of December 31, 2012). There were no amounts borrowed under our revolving credit facility as of December 31, 2012 or December 31, 2011.

Our revolving credit facility agreement requires that we maintain certain financial covenants, as follows:

	Covenant Requirement	Actual as of December 31, 2012
Maximum leverage ratio (1)	3.5 times	2.4 times
Minimum interest coverage ratio (2)	3.0 times	6.9 times

(1)	Ratio of total debt to consolidated EBITDA, as defined by the credit agreement, for the preceding four consecutive fiscal quarters.

(2)	Ratio of consolidated EBITDA, as defined by the credit agreement, to interest expense for the preceding four consecutive fiscal quarters.
The credit agreement provides for an exclusion from the calculation of consolidated EBITDA, as defined by the agreement, through the credit agreement maturity, of up to $500 million in restructuring charges and restructuring-related expenses related to our current or future restructuring plans. As of December 31, 2012, we had $357 million of the combined restructuring charge exclusion remaining. Any non-cash charges, as defined by the agreement, are excluded from the calculation of consolidated EBITDA. In addition, any cash litigation payments, as defined by the agreement, are excluded from the calculation of consolidated EBITDA and any new debt issued to fund any tax deficiency payments is excluded from consolidated total debt, as defined in the agreement, provided that the sum of any excluded cash litigation payments and any new debt issued to fund any tax deficiency payments shall not exceed $2.300 billion in the aggregate. As of December 31, 2012, we had $2.271 billion of the combined legal and debt exclusion remaining. As of and through December 31, 2012, we were in compliance with the required covenants.
Any inability to maintain compliance with these covenants could require us to seek to renegotiate the terms of our credit facilities or seek waivers from compliance with these covenants, both of which could result in additional borrowing costs. Further, there can be no assurance that our lenders would grant such waivers.
Senior Notes
We had senior notes outstanding in the amount of $4.200 billion as of December 31, 2012 and December 31, 2011. In January 2011, we paid $250 million of our senior notes at maturity.
Other Arrangements
We also maintain a $350 million credit and security facility secured by our U.S. trade receivables. In June 2012, we extended the maturity of this facility to June 2013, subject to further extension. There were no amounts borrowed under this facility as of December 31, 2012 or December 31, 2011.
We have accounts receivable factoring programs in certain European countries that we account for as sales under ASC Topic 860, Transfers and Servicing. These agreements provide for the sale of accounts receivable to third parties, without recourse, of up to approximately $300 million as of December 31, 2012. We have no retained interests in the transferred receivables, other than collection and administrative responsibilities and, once sold, the accounts receivable are no longer available to satisfy creditors in the event of bankruptcy. We de-recognized $191 million of receivables as of December 31, 2012 at an average interest rate of 1.6 percent, and $390 million as of December 31, 2011 at an average interest rate of 3.3 percent. The European sovereign debt crisis may impact our future ability to transfer receivables to third parties in certain Southern European countries. Third parties such as banks offering factoring programs in these countries are looking to reduce their exposure levels to government owned or supported debt. This could result in terminations of, or changes to the costs or credit limits of our existing factoring programs. Such terminations or changes could have a negative impact on our cash flow and days sales outstanding. Within Italy, Spain, and Portugal the number of days our receivables are outstanding has increased above historical levels. We believe we have adequate allowances for doubtful accounts related to our Italy, Spain and Portugal accounts receivable; however, we will continue to monitor the European economic environment for any collectibility issues related to our outstanding receivables. In addition, we are currently pursuing alternative factoring providers and financing arrangements to mitigate our credit exposure to receivables in this region. During the first quarter of 2011, the Greek government converted a significant portion of our outstanding receivables into bonds, which we monetized during the first quarter and reduced our credit exposure in this country.
In addition, we have uncommitted credit facilities with a Japanese bank that provide for borrowings, promissory notes discounting and receivables factoring of up to 18.5 billion Japanese yen (translated to approximately $214 million as of December 31, 2012). We de-recognized $182 million of notes receivable as of December 31, 2012 at an average interest rate of 1.6 percent and $188 million of notes receivable as of December 31, 2011 at an average interest rate of 1.7 percent. De-recognized accounts and notes receivable are excluded from trade accounts receivable, net in the accompanying consolidated balance sheets included in Item 8 of this Annual Report.
Equity
During 2012 and 2011, we received approximately $21 million in proceeds from stock issuances related to our stock option and employee stock purchase plans, as compared $31 million in 2010. Proceeds from the exercise of employee stock options and employee stock purchases vary from period to period based upon, among other factors, fluctuations in the trading price of our common stock and in the exercise and stock purchase patterns of employees.
In March and May 2011, our Board of Directors and stockholders, respectively, approved our 2011 Long-Term Incentive Plan (the 2011 LTIP), authorizing the issuance of up to 145.6 million shares of our common stock. The 2011 LTIP provides for the grant of restricted or unrestricted common stock, deferred stock units (DSU), options to acquire our common stock, stock appreciation rights, performance awards (market-based and performance-based DSUs) and other stock and non-stock awards.
In addition, in July 2011, our Board of Directors approved a share repurchase program authorizing the repurchase of up to $1.0 billion in shares of our common stock and re-approved the repurchase of approximately 37 million shares remaining under a previous share repurchase program. Any repurchased shares may be used for general corporate purposes. During 2012, we repurchased 105 million shares of our common stock for approximately $600 million, pursuant to our share repurchase authorizations. During 2011, we repurchased approximately 82 million shares of our common stock for approximately $492 million. We did not repurchase any shares of our common stock in 2010. As of December 31, 2012, we had completed our share repurchase program authorized in 2011 and had remaining 21 million shares authorized under our previous share repurchase programs.
Stock-based compensation expense related to our stock equity compensation and ownership plans was $108 million in 2012, $128 million in 2011, and $150 million in 2010. Stock-based compensation expense varies from period to period based upon, among other factors: the timing, number and fair value of awards granted during the period; forfeiture levels related to unvested awards; and employee contributions to our employee stock purchase plan.

On January 25, 2013, our Board of Directors approved a new stock repurchase program authorizing the repurchase of up to $1.0 billion of our common stock.
Contractual Obligations and Commitments
The following table provides a summary of certain information concerning our obligations and commitments to make future payments, and is based on conditions in existence as of December 31, 2012.

(in millions)	2013	2014	2015	2016	2017	Thereafter	Total
Long-term debt obligations		$600	$1,250	$600	$250	$1,500	$4,200
Interest payments (1)	$250	232	177	133	99	1,030	1,921
Operating lease obligations (1)	69	50	40	33	23	44	259
Purchase obligations (1)	220	16	13	5		5	259
Minimum royalty obligations (1)	2	1	1	1	1	2	8
Unrecognized tax benefits	24						24
	$565	$899	$1,481	$772	$373	$2,581	$6,671

(1)	In accordance with U.S. GAAP, these obligations relate to expenses associated with future periods and are not reflected in our consolidated balance sheets.
The amounts in the table above with respect to operating lease obligations represent amounts pursuant to contractual arrangements for the lease of property, plant and equipment used in the normal course of business. Purchase obligations relate primarily to non-cancellable inventory commitments and capital expenditures entered in the normal course of business. Royalty obligations reported above represent minimum contractual obligations under our current royalty agreements. The table above does not reflect unrecognized tax benefits of $1.392 billion, the timing of which is uncertain. Refer to Note J – Income Taxes to our 2012 consolidated financial statements included in Item 8 of this Annual Report for more information on these unrecognized tax benefits.
With certain of our acquisitions, we acquired in-process research and development projects that require future funding to complete the projects. The primary basis for determining the technological feasibility or completion of these projects is obtaining regulatory approval to market the underlying products in an applicable geographic region. We estimate that the total remaining cost to complete the in-process research and development projects acquired in 2010-2012 is between $250 million and $350 million and we expect material net cash inflows from the projects in development to commence in 2013 through 2017, following the respective launches of these technologies in the U.S., EMEA and Japan regions. Certain of our acquisitions also involve the potential payment of contingent consideration. The table above does not reflect any such obligations, as the timing and amounts are uncertain. See Note B – Acquisitions to our 2012 consolidated financial statements included in Item 8 of this Annual Report for the estimated maximum potential amount of future contingent consideration we could be required to pay associated with prior acquisitions and the fair value of our contingent consideration liabilities as of December 31, 2012.

Legal Matters

The medical device market in which we primarily participate is largely technology driven. As a result, intellectual property rights, particularly patents and trade secrets, play a significant role in product development and differentiation. Over the years, there has been litigation initiated against us by others, including our competitors, claiming that our current or former product offerings infringe patents owned or licensed by them. Intellectual property litigation is inherently complex and unpredictable. In addition, competing parties frequently file multiple suits to leverage patent portfolios across product lines, technologies and geographies and to balance risk and exposure between the parties. In some cases, several competitors are parties in the same proceeding, or in a series of related proceedings, or litigate multiple features of a single class of devices. These forces frequently drive settlement not only for individual cases, but also for a series of pending and potentially related and unrelated cases. Although monetary and injunctive relief is typically sought, remedies and restitution are generally not determined until the conclusion of the trial court proceedings and can be modified on appeal. Accordingly, the outcomes of individual cases are difficult to time, predict or quantify and are often dependent upon the outcomes of other cases in other geographies.

During recent years, we successfully negotiated closure of several long-standing legal matters and recently received favorable legal rulings in several other matters; however, there continues to be outstanding intellectual property litigation particularly in the coronary stent market. Adverse outcomes in one or more of these matters could have a material adverse effect on our ability to sell certain products and on our operating margins, financial position, results of operations and/or liquidity.

In the normal course of business, product liability, securities and commercial claims are asserted against us. Similar claims may be asserted against us in the future related to events not known to management at the present time. We maintain an insurance policy providing limited coverage against securities claims, and we are substantially self-insured with respect to product liability claims and fully self-insured with respect to intellectual property infringement claims. The absence of significant third-party insurance coverage increases our potential exposure to unanticipated claims or adverse decisions. Product liability claims, securities and commercial litigation, and other legal proceedings in the future, regardless of their outcome, could have a material adverse effect on our financial position, results of operations and/or liquidity.

In addition, like other companies in the medical device industry, we are subject to extensive regulation by national, state and local government agencies in the United States and other countries in which we operate. From time to time we are the subject of qui tam actions and governmental investigations often involving regulatory, marketing and other business practices. These qui tam actions and governmental investigations could result in the commencement of civil and criminal proceedings, substantial fines, penalties and administrative remedies and have a material adverse effect on our financial position, results of operations and/or liquidity.

Our accrual for legal matters that are probable and estimable was $491 million as of December 31, 2012 and $299 million as of December 31, 2011, and includes estimated costs of settlement, damages and defense. We continue to assess certain litigation and claims to determine the amounts, if any, that management believes will be paid as a result of such claims and litigation and, therefore, additional losses may be accrued and paid in the future, which could materially adversely impact our operating results, cash flows and/or our ability to comply with our debt covenants.
See further discussion of our material legal proceedings in Note K – Commitments and Contingencies to our 2012 consolidated financial statements included in Item 8 of this Annual Report.

Critical Accounting Estimates
Our financial results are affected by the selection and application of accounting policies. We have adopted accounting policies to prepare our consolidated financial statements in conformity with U.S. GAAP. We describe these accounting policies in Note A–Significant Accounting Policies to our 2012 consolidated financial statements included in Item 8 of this Annual Report.

To prepare our consolidated financial statements in accordance with U.S. GAAP, management makes estimates and assumptions that may affect the reported amounts of our assets and liabilities, the disclosure of contingent liabilities as of the date of our financial statements and the reported amounts of our revenues and expenses during the reporting period. Our actual results may differ from these estimates. We consider estimates to be critical if (i) we are required to make assumptions about material matters that are uncertain at the time of estimation or if (ii) materially different estimates could have been made or it is reasonably likely that the accounting estimate will change from period to period. The following are areas requiring management’s judgment that we consider critical:
Revenue Recognition
We allow our customers to return defective, damaged and, in certain cases, expired products for credit. We base our estimate for sales returns upon historical trends and record these amounts as a reduction of revenue when we sell the initial product. In addition, we may allow customers to return previously purchased products for next-generation product offerings. For these transactions, we defer recognition of revenue on the sale of the earlier generation product based upon an estimate of the amount to be returned when the next-generation products are shipped to the customer. Uncertain timing of next-generation product approvals, variability in product launch strategies, product recalls and variation in product utilization all affect our estimates related to sales returns and could cause actual returns to differ from these estimates.

Many of our CRM product offerings combine the sale of a device with our LATITUDE® Patient Management System, which represents a future service obligation. For revenue arrangements with multiple deliverables, where the sale of a device is combined with a future service obligation, we defer revenue on the undelivered element and recognize this revenue over the related service period. We do not have vendor specific objective evidence of selling price available related to our future service obligations; therefore, we determine our estimates of selling price using third party evidence when available; otherwise, we use our best estimate of selling price. We allocate arrangement consideration using the relative selling price method. The use of alternative estimates of fair value could result in a different amount of revenue deferral.
Inventory Provisions
We base our provisions for excess, expired and obsolete inventory primarily on our estimates of forecasted net sales. A significant change in the timing or level of demand for our products as compared to forecasted amounts may result in recording additional provisions for excess, expired and obsolete inventory in the future. Further, the industry in which we participate is characterized by rapid product development and frequent new product introductions. Uncertain timing of next-generation product approvals, variability in product launch strategies, product recalls and variation in product utilization all affect our estimates related to excess, expired and obsolete inventory.
Valuation of Intangible Assets and Contingent Consideration Liabilities
We base the fair value of identifiable intangible assets acquired in a business combination, including purchased research and development, on detailed valuations that use information and assumptions provided by management, which consider management’s best estimates of inputs and assumptions that a market participant would use. Further, for those arrangements that involve potential future contingent consideration, we record on the date of acquisition a liability equal to the discounted fair value of the estimated additional consideration we may be obligated to make in the future. We re-measure this liability each reporting period and record changes in the fair value through a separate line item within our consolidated statements of operations. Increases or decreases in the fair value of the contingent consideration liability can result from changes in discount periods and rates, as well as changes in the timing and amount of revenue estimates or in the timing or likelihood of achieving regulatory, revenue or commercialization-based milestones. The use of alternative valuation assumptions, including estimated revenue projections; growth rates; cash flows and discount rates and alternative estimated useful life assumptions, or probabilities surrounding the achievement of clinical, regulatory or revenue-based milestones could result in different purchase price allocations, amortization expense, and contingent consideration expense in current and future periods.
We review intangible assets subject to amortization quarterly to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. If an impairment indicator exists, we test the intangible asset for recoverability. If the carrying value of the intangible asset is not recoverable, as discussed in Note A - Significant Accounting Policies, we will write the carrying value down to fair value in the period identified. In addition, we test our indefinite-lived intangible assets at least annually for impairment and reassess their classification as indefinite-lived assets. We assess qualitative factors to determine whether the existence of events and circumstances indicate that it is more likely than not that our indefinite-lived intangible assets are impaired. If we conclude that it is more likely than not that the asset is impaired, we then determine the fair value of the intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying value in accordance with ASC Topic 350, Intangibles-Goodwill and Other. If the carrying value exceeds the fair value of the indefinite-lived intangible asset, we write the carrying value down to the fair value.

We generally calculate fair value of our intangible assets as the present value of estimated future cash flows we expect to generate from the asset using a risk-adjusted discount rate. In determining our estimated future cash flows associated with our intangible assets, we use estimates and assumptions about future revenue contributions, cost structures and remaining useful lives of the asset (asset group). The use of alternative assumptions, including estimated cash flows, discount rates, and alternative estimated remaining useful lives could result in different calculations of impairment.
Goodwill Valuation
Effective as of January 1, 2013, we reorganized our business from geographic regions to fully operationalized global business units. Our reorganization changed our reporting structure and changed the composition of our reporting units for goodwill impairment testing purposes. Following the reorganization, based on information regularly reviewed by our chief operating decision maker, we have three new global reportable segments consisting of: Cardiovascular, Rhythm Management, and MedSurg. We determined our new global reporting units by identifying our operating segments and assessing whether any components of these segments constituted a business for which discrete financial information is available and whether segment management regularly reviews the operating results of any components. Through this process, we identified the following new global reporting units as of January 1, 2013: Interventional Cardiology, Peripheral Interventions, Cardiac Rhythm Management (CRM), Electrophysiology, Endoscopy, Urology/Women's Health, and Neuromodulation. The discussion below relates to our former regional reporting units.
We allocate any excess purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination to goodwill. We test our goodwill balances during the second quarter of each year for impairment, or more frequently if indicators are present or changes in circumstances suggest that impairment may exist. In performing the assessment, we utilize the two-step approach prescribed under ASC Topic 350, Intangibles-Goodwill and Other. The first step requires a comparison of the carrying value of the reporting units, as defined, to the fair value of these units. We assess goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component. We determine our reporting units by first identifying our operating segments, and then assess whether any components of these segments constitute a business for which discrete financial information is available and where segment management regularly reviews the operating results of that component. We aggregate components within an operating segment that have similar economic characteristics. For our 2012 annual impairment assessments, we identified six reporting units within the U.S., including our CRM, Neuromodulation, Endoscopy, Urology/Women's Health, Electrophysiology, and Cardiovascular (consisting of Interventional Cardiology and Peripheral Interventions) franchises, which in aggregate make up the U.S. reportable segment. In addition, we identified four international reporting units, including EMEA, Japan, Asia Pacific and the Americas.
When allocating goodwill from business combinations to our reporting units, we assign goodwill to the reporting units that we expect to benefit from the respective business combination at the time of acquisition. In addition, for purposes of performing our goodwill impairment tests, assets and liabilities, including corporate assets, which relate to a reporting unit’s operations, and would be considered in determining its fair value, are allocated to the individual reporting units. We allocate assets and liabilities not directly related to a specific reporting unit, but from which the reporting unit benefits, based primarily on the respective revenue contribution of each reporting unit.
During 2012, 2011, and 2010, we used only the income approach, specifically the DCF method, to derive the fair value of each of our reporting units in preparing our goodwill impairment assessments. This approach calculates fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. We selected this method as being the most meaningful in preparing our goodwill assessments because we believe the income approach most appropriately measures our income producing assets. We have considered using the market approach and cost approach but concluded they are not appropriate in valuing our reporting units given the lack of relevant market comparisons available for application of the market approach and the inability to replicate the value of the specific technology-based assets within our reporting units for application of the cost approach. Therefore, we believe that the income approach represents the most appropriate valuation technique for which sufficient data is available to determine the fair value of our reporting units.
In applying the income approach to our accounting for goodwill, we make assumptions about the amount and timing of future expected cash flows, terminal value growth rates and appropriate discount rates. The amount and timing of future cash flows within our DCF analysis is based on our most recent operational budgets, long range strategic plans and other estimates. The terminal value growth rate is used to calculate the value of cash flows beyond the last projected period in our DCF analysis and reflects our best estimates for stable, perpetual growth of our reporting units. We use estimates of market-participant risk-adjusted WACC as a basis for determining the discount rates to apply to our reporting units’ future expected cash flows.
If the carrying value of a reporting unit exceeds its fair value, we then perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the estimated fair value of a reporting unit’s goodwill to its carrying value. If we were unable to complete the second step of the test prior to the issuance of our financial statements and an impairment loss was probable and could be reasonably estimated, we would recognize our best estimate of the loss in our current period financial statements and disclose that the amount is an estimate. We would then recognize any adjustment to that estimate in subsequent reporting periods, once we have finalized the second step of the impairment test.
Although we use consistent methodologies in developing the assumptions and estimates underlying the fair value calculations used in our impairment tests, these estimates are uncertain by nature and can vary from actual results. The use of alternative valuation assumptions, including estimated revenue projections, growth rates, cash flows and discount rates could result in different fair value estimates.
We continue to identify three reporting units with goodwill that is at higher risk of potential failure of the first step of the goodwill impairment test in future reporting periods. These reporting units include our U.S. CRM reporting unit, which holds $216 million of remaining allocated goodwill; our U.S. Cardiovascular reporting unit, which holds $2.380 billion of allocated goodwill; and our U.S. Neuromodulation reporting unit, which holds $1.266 billion of allocated goodwill, each as of December 31, 2012. As of December 31, 2012, the level of excess fair value over carrying value for these reporting units identified as being at higher risk (with the exception of the U.S. CRM reporting unit, whose carrying value continues to exceed its fair value) was approximately seven to 11 percent. During the fourth quarter of 2012, the level of excess fair value over carrying value of our U.S. Cardiovascular reporting unit declined as a result of our performance, declines in our market share due to competitive launches, and continued average selling price declines in the U.S. drug-eluting stent (DES) market as a result of continued competitive pressures and declines in procedural volumes.
On a quarterly basis, we monitor the key drivers of fair value for these reporting units to detect events or other changes that would warrant an interim impairment test of our goodwill and intangible assets. The key variables that drive the cash flows of our reporting units and amortizable intangibles are estimated revenue growth rates and levels of profitability. Terminal value growth rate assumptions, as well as the WACC rate applied are additional key variables for reporting unit cash flows. These assumptions are subject to uncertainty, including our ability to grow revenue and improve profitability levels. Relatively small declines in the future performance and cash flows of a reporting unit or asset group or small changes in other key assumptions may result in the recognition of significant asset impairment charges. For example, keeping all other variables constant, a 80 basis point decrease in the long term revenue and terminal growth rates would require that we perform the second step of the goodwill impairment test for the U.S. Neuromodulation reporting unit. A 90 basis point decrease in the long term revenue and terminal growth rates would require that we perform the second step of the goodwill impairment test for the U.S. Cardiovascular reporting unit. An increase in the WACC applied of 70 basis points would require that we perform the second step of the goodwill impairment test for the U.S. Neuromodulation and U.S. Cardiovascular reporting units. Given that the carrying value of the U.S. CRM reporting unit continues to exceed its fair value, any negative changes in the key variables or values associated with this reporting unit would likely require that we perform the second step of the goodwill impairment test in a future reporting period. The estimates used for our future cash flows and discount rates represent management's best estimates, which we believe to be reasonable, but future declines in business performance may impair the recoverability of our goodwill and intangible asset balances.
Future events that could have a negative impact on the levels of excess fair value over carrying value of our reporting units and/or amortizable intangible assets include, but are not limited to:

•	decreases in estimated market sizes or market growth rates due to greater-than-expected declines in procedural volumes, pricing pressures, product actions, and/or competitive technology developments;

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declines in our market share and penetration assumptions due to increased competition, an inability to develop or launch new and next-generation products and technology features in line with our commercialization strategies, and market and/or regulatory conditions that may cause significant launch delays or product recalls;

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decreases in our profitability due to an inability to successfully implement and achieve timely and sustainable cost improvement measures consistent with our expectations, increases in our market-participant tax rate, and/or changes in tax laws;

•	negative developments in intellectual property litigation that may impact our ability to market certain products or increase our costs to sell certain products;

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the level of success of on-going and future research and development efforts, including those related to recent acquisitions, and increases in the research and development costs necessary to obtain regulatory approvals and launch new products;

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the level of success in managing the growth of acquired companies, achieving sustained profitability consistent with our expectations, establishing government and third-party payer reimbursement, and increases in the costs and time necessary to integrate acquired businesses into our operations successfully;

•	changes in our reporting units or in the structure of our business as a result of future reorganizations or divestitures of assets or businesses;

•	increases in our market-participant risk-adjusted WACC; and

•	declines in revenue as a result of loss of key members of our sales force and other key personnel.
Negative changes in one or more of these factors, among others, could result in additional impairment charges.
Income Taxes
We provide for potential amounts due in various tax jurisdictions. In the ordinary course of conducting business in multiple countries and tax jurisdictions, there are many transactions and calculations where the ultimate tax outcome is uncertain. Judgment is required in determining our worldwide income tax provision. In our opinion, we have made adequate provisions for income taxes for all years subject to audit. Although we believe our estimates are reasonable, the final outcome of these matters may be different from that which we have reflected in our historical income tax provisions and accruals. Such differences could have a material impact on our income tax provision and operating results.
We reduce our deferred tax assets by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that we will not realize some portion or all of the deferred tax assets. We consider relevant evidence, both positive and negative, to determine the need for a valuation allowance. Information evaluated includes our financial position and results of operations for the current and preceding years, the availability of deferred tax liabilities and tax carrybacks, as well as an evaluation of currently available information about future years.
New Accounting Pronouncements
Standards Implemented
ASC Update No. 2011-04
In May 2011, the FASB issued ASC Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. Update No. 2011-04 clarifies the FASB's intent about the application of certain existing fair value measurement and disclosure requirements and changes certain principles or requirements for measuring or disclosing information about fair value. It requires, for all Level 3 fair value measurements, new quantitative information about significant unobservable inputs used. We adopted Update No. 2011-04 beginning in our first quarter ended March 31, 2012. The adoption of Update No. 2011-04 did not impact our results of operations or financial position. See Note B - Acquisitions and Note D - Goodwill and Other Intangible Assets for relevant disclosures.
ASC Update No. 2011-05
In May 2011, the FASB issued ASC Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. Update No. 2011-05 requires that net income, items of other comprehensive income and total comprehensive income be presented in one continuous statement or two separate consecutive statements. The amendments in this update also require that reclassifications from other comprehensive income to net income be presented on the face of the financial statements. We adopted Update No. 2011-05 beginning in our first quarter ended March 31, 2012. Update No. 2011-05 is related to presentation only and its adoption did not impact our results of operations or financial position.
ASC Update No. 2012-02
In July 2012, the FASB issued ASC Update No. 2012-02, Intangibles - Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. Update No. 2012-02 provides companies with the option to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If the company concludes that it is more likely than not that the asset is impaired, it is required to determine the fair value of the intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying value in accordance with Topic 350. If a company concludes otherwise, no further quantitative assessment is required. We adopted Update No. 2012-02 beginning in our third quarter ended September 30, 2012. The adoption of Update No. 2012-02 did not impact our results of operations or financial position. See Note B - Acquisitions and Note D - Goodwill and Other Intangible Assets for relevant disclosures.

Standards to be Implemented
In December 2011, the FASB issued ASC Update No. 2011-11, Disclosures about Offsetting Assets and Liabilities (Topic 210), requiring enhanced disclosures about certain financial instruments and derivative instruments that are offset in the statement of financial position or that are subject to enforceable master netting arrangements or similar agreements. This accounting standard update will be effective for us beginning in the first quarter of 2013, at which time we will include the required applicable disclosures. Update No. 2011-11, Disclosures about Offsetting Assets and Liabilities (Topic 210), will not impact our future results of operations or financial position.

Additional Information
Use of Non-GAAP Financial Measures Used by Boston Scientific

To supplement our consolidated financial statements presented on a GAAP basis, we disclose certain non-GAAP financial measures, including adjusted net income (loss) and adjusted net income (loss) per share that exclude certain amounts and revenue growth rates that exclude the impact of changes in foreign currency exchange rates. These non-GAAP financial measures are not in accordance with U.S. GAAP.

The GAAP financial measure most directly comparable to adjusted net income (loss) is GAAP net income (loss) and the GAAP financial measure most directly comparable to adjusted net income per share is GAAP net income per share. To calculate revenue growth rates that exclude the impact of changes in foreign currency exchange rates, we convert actual net sales from local currency to U.S. dollars using constant foreign currency exchange rates in the current and prior period. The GAAP financial measure most directly comparable to this non-GAAP financial measure is growth rate percentages using net sales on a GAAP basis. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP financial measure are included in the accompanying schedules.

Management uses these supplemental non-GAAP financial measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, management uses these non-GAAP financial measures to further its understanding of the performance of our operating segments. The adjustments excluded from our non-GAAP financial measures are consistent with those excluded from its operating segments' measures of profit or loss. These adjustments are excluded from the segment measures that are reported to the our chief operating decision maker that are used to make operating decisions and assess performance.

We believe that presenting adjusted net income, adjusted net income per share and revenue growth rates that exclude the impact of changes in foreign currency exchange rates, in addition to the corresponding GAAP financial measures, provides investors greater transparency to the information used by our management for our financial and operational decision-making and allows investors to see our results “through the eyes” of management. We further believe that providing this information assists our investors in understanding our operating performance and the methodology used by management to evaluate and measure such performance.

The following is an explanation of each of the adjustments that management excluded as part of these non-GAAP financial measures as well as reasons for excluding each of these individual items:
Adjusted Net Income (loss) and Adjusted Net Income (loss) per Share

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Goodwill and other intangible asset impairment charges - These amounts represent non-cash write-downs of our goodwill balances attributable to its (a) U.S. Cardiac Rhythm Management reporting unit in the third quarter of 2012, (b) Europe/Middle East/Africa (EMEA) reporting unit recorded in the second quarter of 2012, and (c) U.S. Cardiac Rhythm Management reporting unit recorded in the first quarter of 2011 and non-cash write-downs of certain other intangible asset balances. Management removes the impact of non-cash goodwill and other intangible asset impairment charges from our operating performance to assist in assessing our cash generated from operations. Management believes this is a critical metric for us in measuring our ability to generate cash and invest in our growth. Therefore, these charges are excluded from management's assessment of operating performance and are also excluded for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to the our past operating performance, particularly in terms of liquidity.

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Acquisition- and divestiture related net credits - These adjustments consist of (a) acquisition-related gains on previously held investments, (b) contingent consideration fair value adjustments, (c) inventory step-up adjustments, (d) due diligence and other fees, exit costs and other costs and credits related to current and prior period acquisitions, (e) gains resulting from business divestitures and (f) fees and separation costs associated with business divestitures. The acquisition-related gains on previously held investments are non-recurring benefits associated with acquisitions completed in the second quarter and fourth quarters of 2012 and the first quarter of 2011. The contingent consideration adjustments represent accounting adjustments to state contingent consideration liabilities at their estimated fair value. These adjustments can be highly variable depending on the assessed likelihood and amount of future contingent consideration payments. The inventory step-up adjustment is a charge related to acquired inventory directly attributable to prior acquisitions and is not indicative of our on-going operations, or on-going cost of products sold. Due diligence, exit costs and other costs and credits include legal, tax, severance and other expenses and credits associated with prior acquisitions that are not representative of on-going operations. The divestiture-related net credits are related to the sale of our Neurovascular business in January 2011. The resulting gains are not indicative of future operating performance and are not used by management to assess operating performance. Fees and separation costs represent those associated with our divestiture of its Neurovascular business and are not representative of on-going operations. Accordingly, management excluded these amounts for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to our past operating performance.

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Restructuring and restructuring-related charges - These adjustments represent primarily severance, costs to transfer production lines from one facility to another, and other direct costs associated with the Company's 2011 Restructuring plan, 2010 Restructuring plan and Plant Network Optimization program. These expenses are excluded by management in assessing the our operating performance, as well as from our operating segments' measures of profit and loss used for making operating decisions and assessing performance. Accordingly, management excluded these charges for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to our past operating performance.

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Litigation-related charges - These adjustments include certain significant product liability and other litigation-related charges and credits. These amounts are excluded by management in assessing our operating performance, as well as from our operating segments' measures of profit and loss used for making operating decisions and assessing performance. Accordingly, management excluded these amounts for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to our past operating performance.

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Discrete tax items - These items represent adjustments of certain tax positions, which were initially established in prior periods as a result of intangible asset impairment charges; acquisition-, divestiture-, restructuring- or litigation-related charges (credits). These adjustments do not reflect expected on-going operating results. Accordingly, management excluded these amounts for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to our past operating performance.

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Amortization expense - Amortization expense is a non-cash charge and does not impact our liquidity or compliance with the covenants included in its credit facility agreement. Management removes the impact of amortization from our operating performance to assist in assessing our cash generated from operations. Management believes this is a critical metric for us in measuring our ability to generate cash and invest in our growth. Therefore, amortization expense is excluded from management's assessment of operating performance and is also excluded from the measures management uses to set employee compensation. Accordingly, management has excluded amortization expense for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance, particularly in terms of liquidity.

Revenue Growth Rates Excluding the Impact of Changes in Foreign Currency Exchange Rates

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Changes in foreign currency exchange rates - The impact of changes in foreign currency exchange rates is highly variable and difficult to predict. Accordingly, management excludes the impact of changes in foreign currency exchange rates for purposes of reviewing revenue growth rates to facilitate an evaluation of our current operating performance and a comparison to our past operating performance.

Adjusted net income (loss), adjusted net income (loss) per share and revenue growth rates that exclude the impact of changes in foreign currency exchange rates are not in accordance with generally accepted accounting principles in the United States and should not be considered in isolation from or as a replacement for the most directly comparable GAAP financial measures. Further, other companies may calculate these non-GAAP financial measures differently than us, which may limit the usefulness of those measures for comparative purposes.
Rule 10b5-1 Trading Plans
Periodically, certain of our executive officers adopt written stock trading plans in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 and our own Stock Trading Policy. A Rule 10b5-1 Trading Plan is a written document that pre-establishes the amounts, prices and dates (or formula(s) for determining the amounts, prices and dates) of future purchases or sales of our stock, including the exercise and sale of stock options, and is entered into at a time when the person is not in possession of material non-public information about the company.

Management’s Annual Report on Internal Control over Financial Reporting
As the management of Boston Scientific Corporation, we are responsible for establishing and maintaining adequate internal control over financial reporting. We designed our internal control process to provide reasonable assurance to management and the Board of Directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
We assessed the effectiveness of our internal control over financial reporting as of December 31, 2012. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control–Integrated Framework. Based on our assessment, we believe that, as of December 31, 2012, our internal control over financial reporting is effective at a reasonable assurance level based on these criteria.
Ernst & Young LLP, an independent registered public accounting firm, has issued an audit report on the effectiveness of our internal control over financial reporting. This report in which they expressed an unqualified opinion is included below.

/s/ Michael F. Mahoney	/s/ Jeffrey D. Capello

Michael F. Mahoney	Jeffrey D. Capello
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Boston Scientific Corporation
We have audited Boston Scientific Corporation’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Boston Scientific Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Boston Scientific Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Boston Scientific Corporation as of December 31, 2012 and 2011 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012 of Boston Scientific Corporation and our report dated February 22, 2013 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Boston, Massachusetts

February 22, 2013